Form 10-K, Exhibit 13
period 1995-12-31
F&M BANCORPORATION INC
filed 1996-03-25
CIK 793049

                                                                      EXHIBIT 13

                                     '95
                                ANNUAL REPORT


[PHOTO]


                              [PHOTO]


                                                    [PHOTO]






                                                      [F&M BANCORPORATION, INC.]

FINANCIAL OVERVIEW



                                                     1995          1994  % Change
---------------------------------------------------------------------------------
OPERATING RESULTS
      Net income applicable to common stock   $11,357,354    $7,742,965    +46.68
      Return on average equity                     14.16%        10.26%
      Return on average assets                      1.25%         0.93%
---------------------------------------------------------------------------------
PER COMMON SHARE
      Net income per share                           1.96          1.33    +47.37
      Dividends per share                            0.60          0.48    +25.00
      Book value per share                          14.82         12.96    +14.35
      Market price-high                             27.50         23.75
                  -low                              19.75         17.75
                  -at year end                      26.00         22.00
---------------------------------------------------------------------------------
FINANCIAL CONDITION
      Assets                                 $943,126,131  $870,598,987     +8.33
      Deposits                                822,188,574   762,235,292     +7.87
      Loans (net)                             671,420,040   622,869,214     +7.79
      Shareholders' equity                     85,891,834    75,570,339    +13.66
---------------------------------------------------------------------------------
FINANCIAL MEASURES
     Market vs. book value                        175.44%       169.75%
     Price earnings ratio                           13.27         14.77
     Net interest margin                            4.96%         4.98%

---------------------------------------------------------------------------------

Except as otherwise indicated, all financial information in this annual report is restated to reflect F&M's January 1995 acquisition of Union State Bank and other acquisitions accounted for using the pooling of interests method of accounting.

CORPORATE PROFILE
AND MISSION


F&M Bancorporation is a multi-bank holding company located in Kaukauna, Wisconsin. Founded in 1980, F&M has upheld a plan for steady growth by acquiring community banks throughout Wisconsin. This growth has enabled F&M to take its place as the fifth largest bank holding company in the state. F&M served customers at 42 locations throughout Wisconsin and had assets of over $940 million as of December 31, 1995. It is our mission to continue our growth through acquisition and expansion, thus enhancing service to our customers and value to our shareholders.


OPERATING EARNINGS PER SHARE

$ 2.00   0.87 1.16 1.39* 1.44 1.45** 1.96
  1.60
  1.20
  0.80
  0.40
  0      '90   '91  '92   '93   '94   '95



Earnings per share before extraordinary items and cumulative effect of change in accounting principle.
*Excluding pre-acquisition security gain by FNFC.
**Excluding pre-acquisition expenses of USB.


DIVIDENDS PER SHARE


$ 0.75    0.18 0.22 0.27  0.36 0.48 0.60
  0.60
  0.45
  0.30
  0.15
  0        '90  '91  '92  '93  '94  '95


Dividends per share are restated to reflect past stock dividends and splits, but are not restated for acquisitions.

                              F&M BANCORPORATION

                                      1
                                   ........


TO OUR SHAREHOLDERS AND FRIENDS

In the past year, your company achieved great success. F&M Bancorporation soared to record earnings in 1995 with a 46.68% increase over 1994. We continued our steady growth with an 8.33% increase in total assets over last year, and announced pending acquisitions that will bring F&M's total assets to over $1 billion when completed. With progressive and innovative new products, we have been able to better serve customers, providing increased convenience and easier access. These new products have enabled your company to operate more efficiently, giving employees more time to focus on building customer relationships. And, our employees continue to work together to generate greater profits for our shareholders.

FINANCIAL STRENGTH
Full-year earnings for your company were up 46.68% to $11,357,354 for 1995, versus the $7,742,965 for 1994. On a per common share basis, 1995 earnings increased 47.37% to $1.96, compared to the $1.33 earned in 1994.

Return on average assets was a record 1.25% for 1995. Net income improved for 1995 because of maintaining a relatively constant interest margin and a reduction in non-interest expense. This has resulted in an improvement in our efficiency ratio to 56.99% for 1995, from 68.05% for 1994. The fourth quarter efficiency ratio for 1995 was 54.23%.

This is the fourth consecutive year that we have increased the dividend by 20% or more, and we averaged more than a 20% increase for the last five years, which is consistent with our goal to increase dividends per share an average of 15% a year for five years. On an annualized basis, F&M Bancorporation paid total dividends of $0.60 for 1995, a 25% increase over the $0.48 paid to shareholders in 1994.

[PHOTO]

GAIL E. JANSSEN--CHAIRMAN AND CEO
F&M BANCORPORATION

F&M GOALS


-    Enhance value for shareholders

-    Grow internally and through acquisitions to $2 billion plus in assets

-    Achieve an average of 15% return on equity for 5 years

-    Increase earnings per share an average of 10% a year for 5 years

-    Increase dividends per share an average of 15% a year for 5 years

-    Serve customers through community oriented banks

                              F&M BANCORPORATION

                                      2
                                   ........


ASSET GROWTH
(MILLIONS)

 '90    '91    '92    '93    '94    '95
319.2  451.3  471.3  549.0  776.8  943.1

Note: These figures reflect individual bank assets as of the end of each year. They do not reflect a restatement for subsequent acquisitions accounted for as a pooling of interests.


SOLID GROWTH
1995 has been a year of continued strong growth for F&M. To date, we have completed two acquisitions since the start of 1995, and we have announced 3 others which are currently pending. Our year started off with the completion of our acquisition of Union State Bank, now F&M Bank-Waushara County. Also, in 1995, we announced our intent to purchase Monycor Bank in Superior, Wisconsin. The surrounding community includes residents of Superior as well as the neighboring Duluth, Minnesota area. This acquisition was completed on February 5, 1996.

Currently pending are the acquisitions of Bradley Bank in Tomahawk, Wisconsin; Community State Bank in Algoma and Forestville, Wisconsin; and the TCF Bank office in Little Chute, Wisconsin. Bradley Bank, with 2 locations in Tomahawk, will be an excellent addition to our other F&M Banks in north central Wisconsin, as it has a vibrant industrial economy and blooming tourism. Community State Bank will enable us to enter the markets of Door and Kewaunee Counties. The market area surrounding both of these communities has a diverse mix of commercial, agricultural, and recreational industries for which the bank is able to provide quality financial assistance. F&M has a very solid presence in the Fox Valley area, with 10 full service offices. The addition of the TCF office in Little Chute will provide us with a solid base of customers in the community as well as the opportunity to enhance the service we provide to customers in the entire Fox Valley.

Our new acquisitions will bring many possibilities for growth at F&M because of the new markets we are entering. With the help of the employees at these new offices, we will be able to present our unique and progressive products alongside our community banking strategy, strengthening current customer relationships and gaining new customers as well.

COMPETITIVE STRATEGIES
Our community banking strategy and our efforts to provide innovative, convenient products have been the key to our customer retention and relationship-building success. Community banking and our corporate culture, Lifestyle Banking, give attention to individual community and customer needs. F&M employees are able to develop customer plans that work, based on the needs of each person. Local Boards of Directors, local pricing, and other community oriented options help our bankers to be as competitive and as helpful as possible. By remaining active in community events and assisting with local needs, our employees show how much we care about the communities we serve. The positive rapport we build with everyone in the community sets the stage for current and future opportunities.

As market managers, our individual bank presidents set goals for their area, researching the competition and the opportunities around them.

                              F&M BANCORPORATION

                                      3
                                   ........



To meet corporate goals, our bank employees create the plans they feel will work for their markets, with help from local directors, the corporate staff, and the rest of the F&M team.

With products like Free 'n Easy Checking and the F&M CHECK Card, customers have the financial services they want, giving them easy access to their funds. Convenient services, like the Anytime Line and Bank Anywhere, help our customers get things done as they need to, whether they're traveling, at work, or closer to home. In addition, special services like SBA Lending, for our small business customers, and our new Investment Centers, which offer alternative investment options, enable us to provide more for our customers than many smaller financial institutions could. And, at the same time, we maintain our local efforts which differentiate us from larger competitors.

Another service provided to our customers as of April, 1995, is check safekeeping. With their checks safely stored at the bank, our customers can relax, knowing that their documents are secure and available if the need arises. Check safekeeping also helps our offices run more efficiently, making it possible for us to offer convenient and competitively priced services. Other operational efficiencies have helped us reach out to customers more as well. In fall of 1995, our Grant County offices consolidated their operations into one centralized location in Fennimore. This new Operations Center has already helped our employees focus more of their time and energy on sales and customer service, instead of backroom operations.

VISIONS AHEAD
At F&M, we try to provide all of the benefits of being big with all of the benefits of being small. We set achievable goals which we've continued to meet or exceed. Our performance and growth have been consistent and we have kept F&M a financially sound organization with strong capital and a good record of earnings; one that has grown from a single bank in 1980 to the fifth largest bank holding company in Wisconsin. Our community banking strategy has worked well and is the right vision for the future, keeping our focus on markets where we know our customers and our customers know us.

It is our employees and directors who create and uphold the F&M vision of locally driven community banking. We were sorry to lose one of our key F&M team members this year. On February 3, 1996, David I. Hartjes passed away at age
84. Dave was President of F&M Bank in Kaukauna for sixteen years, served on the Board of Directors for the bank, and was one of the founding directors for the holding company in 1980. His insights to the financial services industry and the community of Kaukauna will be missed.

F&M thrives on the abilities and insights of our employees. Each employee and shareholder makes the difference for F&M, helping us become the best we can be. Our current success would not have been achieved without support from you and from our corporate and bank team of employees. I am very proud of what the people in our organization have accomplished and I look forward to the future and what we have yet to achieve.

Sincerely,

GAIL E. JANSSEN SIGNATURE


Gail E. Janssen
Chairman and CEO
F&M Bancorporation

                              F&M BANCORPORATION

                                      4
                                   ........

Locally driven community banking gives F&M customers the best in financial services. Decisions that affect our customers are made locally and on an individual basis to better help people reach their goals. And, while most decision making stays at the local level, each office is also part of the F&M team...with over 40 locations joined together to provide the best customer service possible.

Now, with the strength of our offices throughout Wisconsin, F&M customers have greater flexibility and more options than ever before. With F&M Bank, you can Bank Anywhere. In addition to communityoriented banking, F&M offers customers the freedom to take care of basic banking transactions at any F&M Bank office. The new service gives customers easier access to their accounts. It enables customers to do their banking when and where they want to...on the way home from work, while traveling, or closer to home. It's the best of both worlds... community banks serving individual markets and united as a strong team to provide easy access and greater convenience to customers.

As a competitive strategy, the convenience of services like Bank Anywhere, paired with F&M's community banking philosophy, help the company compete with larger financial institutions. By providing services that give customers less to worry about and more time for themselves, F&M is able to build stronger relationships for greater long-term success.


[PHOTO]
Richard Mudler, Director for F&M Bank-Fennimore, and Steve David, Manager of the new Southwest Operations Team in Grant County, assist F&M in operating more efficiently and more effectively.

                             [PHOTO MAN & WOMAN]

                                [PHOTO WOMAN]

                              F&M BANCORPORATION

                                      7
                                   ........



Another tool that pairs convenience and efficiency is F&M's new automated phone banking system, the Anytime Line. One step beyond Bank Anywhere, the Anytime Line not only lets customers bank where they want to, but when they want to, as well. Access to a personal account is at each customer's fingertips 24 hours a day...and dialing the phone is all it takes.

The Anytime Line was first tested at F&M Bank-Lakeland, and will be in place at our other F&M locations in April of 1996. This easy way to bank enables customers to check balances on their accounts, transfer money, and more. While handling basic customer questions automatically, it also offers the option to transfer to a personal banker during banking hours. The Anytime Line is a secure way for customers to do their banking at the time and place that best fits their lifestyle.

Again, providing this convenient, quality service helps F&M retain customers, as employees are able to put greater effort into strengthening customer relationships. By taking such proactive steps and using technology to provide new solutions to customer needs, F&M is adapting to the future. In addition to satisfying customers quickly and efficiently, the Anytime Line enables bank employees to spend more of their time selling bank products to new customers and cross-selling to current customers. The Anytime Line will help F&M increase sales while also increasing our level of efficiency.


[PHOTO]
Don Wachholtz, Director, and Nancy Blask, Executive Vice President, are two of the progressive leaders at F&M, both serving customers of F&M Bank-Lakeland.

                              F&M BANCORPORATION

                                      8
                                   ........


Customers at F&M Bank choose from a variety of deposit products structured to fit their needs. New deposit accounts from Free 'n Easy Checking to the Treasury Plus Money Market Account enable customers to find the option that's right for them. And our community banking strategy enables each bank to price their services according to what works for their market area.

Free 'n Easy Checking offers customers a basic checking account with no monthly service charges...providing them with the easy access they need and an opportunity to cut back on expenses and save their money for other things. And, with the convenience of accessing their accounts through services like the CHECK Card, Bank Anywhere, and the Anytime Line, customers have the added benefit of saving time, too.

Free 'n Easy Checking was introduced at all of our F&M Bank locations in April of 1995. At the same time, we added the efficiency and customer security of check safekeeping to most of our personal deposit accounts. Our free checking account has helped our banks remain competitive in the marketplace, countering the free checking offers of larger financial institutions and assisting with customer retention. In many of our markets, F&M was the first bank to offer such an account, often resulting in increased market share. Cross-selling additional services along with our checking accounts and offering progressive, innovative products like the Treasury Plus Money Market Account have helped to increase customer retention and loyalty. These financial packages provide customers with the best options available to achieve their goals now and in the future.


[PHOTO]
At F&M Bank-Kiel, Jonathan Laun, Director, and Audrey Mertens, President, help their customers by finding the financial solutions that best fit local needs.

                                [PHOTO CHILD]

                        [PHOTO CHILD HOLDING PICTURE]

                              F&M BANCORPORATION

                                      11
                                   ........


Loan options designed around individual needs help customers at F&M reach their goals. Local efforts assist customers with the purchase of a new home or that great vacation spot. They help customers provide an education for their children, and do more for themselves and their families. Plus, since decisions on loans are made by people who live and work in the same community they serve, the plans that result are built from solid relationships.

Special options and accounts give customers even more choices. Automatic payment frees customers from the worry of making loan payments on time. A line of credit offers eligible customers the ease of writing their own loan against their checking account...giving them the ability to spend money as they need to, whenever they want. Home equity loans give customers extra money and extra options for remodeling or any other needs they may have.

These special lending services also help each bank run more efficiently. Automated features and pre-qualified loans like the line of credit give customers more freedom to live the lifestyle they choose, and give our employees more time to make sales and build customer relationships. And, by cross-selling checking accounts or other services along with a loan, F&M employees are creating multiple account relationships and generating greater long-term profit for F&M.

[PHOTO]
Sam McMahon, Vice President of F&M Bank-Northeast, and Doug LaViolette, Director, play a role in the local decision making that provides customers with the best opportunities and options.

                              F&M BANCORPORATION

                                      12
                                   ........

More and more businesses are sprouting up today in Wisconsin, making an impact on the economy in each market F&M serves. As small businesses take root and grow, F&M Bank is there to help with all of the financial details. With our community banking philosophy, helping small business owners is a natural for F&M. Local decisions and community banking efforts help employees at F&M understand and serve their customers well, always providing the personal service that makes a difference. And, F&M also helps small businesses get a head start through the SBA Lending Program.

Special options for small business owners and employees, like direct deposit of payroll checks, 401K retirement plans, and employee discount packages help provide the financial services people need, plus all the extras they want. Loans and special business accounts help business owners achieve their goals, giving them easy access to funds and the ability to reach new opportunities. By keeping things simple and combining loans and deposit accounts to create the right financial package, F&M is building effective, profitable relationships with business customers.

Our product line continues to develop and adapt along with the ever-changing needs of the business community. As with personal accounts, F&M will continue to create the plans that work best for each individual business owner.

[PHOTO]
Tony Busch, SBA Lender and Vice President at F&M Bank-Appleton, and Roger Steingraber, Director for F&M Bank-New London, help expresS customer viewpoints and satisfy customer needs along with the rest of the Fox Valley team.

                               [PHOTO TWO MEN]

                             [PHOTO MAN & WOMAN]

                              F&M BANCORPORATION

                                      15
                                   ........


One more step beyond the basics of banking is the Investment Centers located at several F&M Bank offices. As a part of the large and diverse financial services industry, our competition has grown and expanded over the past 16 years. To compete, so must our product line. In addition to the many deposit and investment services offered by the bank, the Investment Centers at F&M Bank-Kaukauna, Lakeland, and Northeast offer separate options for customers to choose from.

For couples or individuals saving for retirement, college expenses, and other goals, the Investment Centers offer a wealth of choices in stocks, mutual funds, annuities, and other alternatives. With an expert right there to help, customers have the convenience of taking care of all their financial needs under one roof. For the bank, Investment Centers add non-interest income and assist with customer retention. Although all Investment Center products are offered from an outside source, their location inside the bank helps F&M strengthen relationships with those customers who choose to invest in these non-bank products.

F&M helps many people plan for today and for the years to come. Just the same, the team at F&M has many goals set for the future of the company. With the help of our local Boards of Directors and all of the employees of F&M
Bancorporation, we expect to meet these goals and set new, even higher expectations for the future.

[PHOTO]
Troy Vanevenhoven, Investment Representative at F&M Bank- Kaukauna, and Tom Gustman, Director for F&M Bank-Kaukauna, help create the plans that achieve customer goals.

[A
                              F&M BANCORPORATION

                                      16
                                   ........



F&M BANK LOCATIONS



                                 [PHOTO MAP]


                                                       - Existing Locations - 42
                                                       - Pending Locations - 5

EXISTING LOCATIONS (through March 1996)

Amherst Junction            Manitowish Waters           Superior
Appleton (3)                Marinette (2)               Suring
Boulder Junction            Minocqua                    Townsend
Custer                      New London                  Wautoma
Darboy                      Oconto                      Wautoma Lakes
Dickeyville                 Omro                        Winneconne
Fennimore                   Oshkosh                     Wild Rose
Forest Junction             Plainfield                  Woodruff
Green Bay                   Potosi
Hazelhurst                  Potter                      PLANNED LOCATIONS
Hilbert                     Pulaski                     (through March 1996)
Kaukauna (2)                Redgranite                  Algoma
Kiel                        Sobieski                    Forestville
Lancaster                   Stevens Point               Little Chute
Lena                        Suamico                     Tomahawk (2)

                              F&M BANCORPORATION

                                      17
                                   ........


SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial data of F&M Bancorporation, Inc. (the "Company" or "F&M") and its subsidiaries for the five years ended December 31, 1995. This information and the following discussion and analysis should be read in conjunction with other financial information presented elsewhere in this report. See Note (1) below regarding accounting for business combinations.


                                                               YEARS ENDED DECEMBER 31,
                                              ---------------------------------------------------------------
                                                 1995          1994          1993          1992          1991
                                              ---------------------------------------------------------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (1)
   Interest income                            $72,596       $60,734       $57,902       $61,965       $63,671
   Interest expense                            32,209        23,762        23,704        29,054        36,116
-------------------------------------------------------------------------------------------------------------
   Net interest income                         40,387        36,972        34,198        32,911        27,555
   Provision for loan losses                    1,599         1,318         1,289         1,630         1,084
   Non-interest income                          4,508         3,965         5,039         5,006         3,410
   Net income before extraordinary item and
    cumulative effect of change in
    accounting principle (2)                   11,357         7,764         8,082         7,861         5,817
   Net income                                  11,357         7,764         8,082         8,576         6,091
   Net income applicable to common stock       11,357         7,743         7,895         8,389         5,904

PERIOD END BALANCE SHEET DATA
   Total assets                               943,126       870,599       827,177       779,430       753,136
   Net loans                                  671,420       622,869       532,494       476,577       462,126
   Total deposits                             822,189       762,235       724,801       691,571       664,561
   Other borrowings                            10,833         6,366        13,941        16,302        18,757
   Preferred stock                                  0             0         2,073         2,073         2,073

PER SHARE DATA (3)
   Net income per common share before
    extraordinary item and cumulative effect
    of change in accounting principle (2)        1.96          1.33          1.44          1.50          1.16
   Net income per common share                   1.96          1.33          1.44          1.64          1.20
   Cash dividends (4)                             .60           .48           .36           .27           .22


(1)  Includes the results of operations of F&M Bank-Lakeland and F&M
     Bank-Kiel from their respective acquisition dates in 1991. Except as indicated, the data have been restated to reflect the Company's acquisition of F&M Bank-Portage County in 1993, F&M Bank-Northeast (including both the FNFC and PBI acquisitions) in 1994 and F&M Bank-Waushara County in 1995 using the pooling of interests method of accounting. See Note 3 of Notes to the Company's Consolidated Financial Statements. On February 5, 1996, the Company acquired Monycor BancShares, Inc. ("MBI") in a transaction being accounted for using the pooling of interests method of accounting. Because the MBI acquisition occurred after December 31, 1995, however, financial information herein is not restated to reflect the MBI acquisition.

(2) Cumulative effect of change in accounting principle in 1992 represents the adoption of SFAS No. 109 (Accounting for Income Taxes) by the Company. Extraordinary items of the Company for 1991 represent utilization of operating loss carryforwards of subsidiaries of the Company arising prior to their acquisition by the Company. See Note 12 of Notes to the Company's Consolidated Financial Statements.

(3) Per share information has been restated to reflect the 10% stock dividend paid to stockholders on March 26, 1992 and the two-for-one stock split paid to stockholders on March 19, 1993.

(4) Cash dividends per common share are not restated to reflect the acquisitions accounted for using the pooling of interests method of accounting.

                              F&M BANCORPORATION

                                      18
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

The following discussion and analysis provides information regarding the Company's results of operations and financial condition for the years ended December 31, 1995, 1994 and 1993. These statements have been restated to reflect the acquisitions of Park Ridge Bancshares, Inc. ("Park Ridge") acquired September 24, 1993, First National Financial Corporation ("FNFC"), acquired February 11, 1994, Pulaski Bancshares, Inc. ("PBI") acquired March 21, 1994 and Union State Bank ("USB") acquired January 9, 1995. These transactions have been accounted for using the pooling of interests method of accounting.

In February 1996, the Company acquired Monycor BancShares Inc. ("MBI"). The acquisition is being accounted for using the pooling of interests method of accounting. See Note 19 of Notes to the Company's Consolidated Financial Statements. Because it was consummated after December 31, 1995, the MBI acquisition is not reflected in the following discussion. Although the Company believes that the MBI acquisition will not have a material effect upon the Company (because of the relative size of MBI as compared to F&M), the acquisition will result in changes in future reporting of the Company's past results, and may affect the Company's future operations.

Also, the Company has announced three pending acquisitions: Bradley Bank (Tomahawk, Wisconsin), Community State Bank (Algoma, Wisconsin) and the Little Chute, Wisconsin office of TCF Bank. The Bradley and Little Chute acquisitions will be accounted for using the purchase method of accounting. The Community acquisition will be accounted for using the pooling of interests method of accounting. Because of the relative size of the entities, none of the acquisitions is expected to have a material effect upon F&M or its financial results or condition. Although the pending acquisitions are expected to be consummated in 1996, each remains subject to conditions precedent and there can be no assurance of completion.

RESULTS OF OPERATIONS

In addition to the MBI acquisition noted above, 1995 was a year of continuing growth for F&M. Net interest income in 1995 increased $3.4 million, or 9.2%, to $40.4 million from $37.0 million in 1994 (compared with $34.2 million in 1993). Net income in 1995 increased $3.6 million, or 46.3%, to $11.4 million from $7.8 million in 1994 (compared with $8.1 million in 1993).

Net income per common share was $1.96 in 1995 compared with $1.33 in 1994 and $1.44 in 1993. Although the Company adopted a stock option plan in 1993, as of December 31, 1995, fully diluted earnings per share are equal to the earnings per share numbers mentioned above.

Return on average assets was 1.25% in 1995, compared with 0.93% in 1994 and 1.03% in 1993. Return on average common stockholders' equity was 14.16% in 1995, compared with 10.26% in 1994 and 12.09% in 1993.

Increased net interest income has been the major factor affecting the growth in earnings over the last three years. The Company has been able to keep its net interest margin relatively constant over this time period, while at the same time increasing its interest earning assets.

The remainder of this section provides a more detailed explanation of factors affecting the results of operations.

NET INCOME APPLICABLE TO COMMON STOCK
(Thousands)


 '90        '91       '92      '93        '94         '95
$3,849    $5,630    $7,074*   $7,895    $8,432**    $11,357



Earnings per share before extraordinary items and cumulative effect of change in accounting principle.
*Excluding pre-acquisition security gain by FNFC.
**Excluding pre-acquisition expenses of USB.


OPERATING EARNINGS PER SHARE


 '90        '91       '92      '93        '94         '95
 0.87      1.16      1.39*    1.44       1.45**      1.96

Earnings per share before extraordinary items and cumulative effect of change in accounting principle.
*Excluding pre-acquisition security gain by FNFC.
**Excluding pre-acquisition expenses of USB.

RETURN ON AVERAGE ASSETS


 '92          '93         '94         '95
0.97%        1.03%       1.01%       1.25%



Return on average assets before extraordinary items and cumulative effect of change in accounting principle.
*Excluding pre-acquisition security gain by FNFC.
**Excluding pre-acquisition expenses of USB.

                              F&M BANCORPORATION

                                      19
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

NET INTEREST INCOME

Net interest income is the most significant component of the Company's earnings. For analytical purposes, interest earned on tax exempt assets, such as industrial development revenue bonds and state and municipal obligations, is adjusted in this discussion to a fully-taxable equivalent basis. This adjustment is based upon the statutory federal corporate income tax rate, and any interest expense which is disallowed as a deduction in connection with carrying these tax exempt assets, and thus facilitates a meaningful comparison between taxable and nontaxable earning assets.

Net interest income in 1995 increased $3.4 million, or 9.2%, to $40.4 million from $37.0 million in 1994. This increase is attributable to the increase in asset volume due to the Company's internal growth and relative stability of the Company's net interest margin. Net interest income in 1994 increased 8.1% from $34.2 million in 1993, also attributable to the increase in asset volume.

Changes in net interest income occur due to fluctuations in the balances and/or mixes of interest-earning assets and interest-bearing liabilities, and changes in their corresponding interest yields and costs. Changes in nonperforming assets, together with interest lost and recovered on those assets also affect comparisons of net interest income.

The following table presents the relative contribution of changes in volume and interest rates on changes in net income for the periods indicated using average balances.





                                                       YEAR ENDED
                                                DECEMBER 31, 1995 VS. 1994
                                           --------------------------------------
                                              INCREASE (DECREASE) DUE TO (1)
                                           --------------------------------------
                                          VOLUME
                                         ---------
                                          INTERNAL
                                           GROWTH           RATE            NET
----------------------------------------------------------------------------------
                                                    (IN THOUSANDS)
Interest earned on:
     Loans (2)                              $7,601        $4,098           $11,699
     Taxable investment securities            (534)          700               166
     Non-taxable investment securities (2)      48          (132)              (84)
     Other interest income                     (73)          203               130
----------------------------------------------------------------------------------
Total                                        7,042         4,869            11,911
Interest paid on:
     Savings deposits                         (171)          910               739
     Time deposits                           2,968         4,183             7,151
     Short-term borrowings                    (128)          255               127
     Other borrowings                          393            38               431
----------------------------------------------------------------------------------
Total                                        3,062         5,386             8,448
----------------------------------------------------------------------------------
Net interest income                         $3,980        $ (517)          $ 3,463
==================================================================================



                                                       YEAR ENDED
                                                DECEMBER 31, 1994 VS. 1993
                                           --------------------------------------
                                              INCREASE (DECREASE) DUE TO (1)
                                           --------------------------------------
                                          VOLUME
                                         ---------
                                          INTERNAL
                                           GROWTH           RATE            NET
----------------------------------------------------------------------------------
                                                    (IN THOUSANDS)
Interest earned on:
     Loans (2)                              $6,211       $(1,517)           $4,694
     Taxable investment securities          (1,213)         (681)           (1,894)
     Non-taxable investment securities (2)     670          (183)              487
     Other interest income                    (372)           44              (328)
----------------------------------------------------------------------------------
Total                                        5,296        (2,337)            2,959
Interest paid on:
     Savings deposits                          212          (808)             (596)
     Time deposits                             843          (409)              434
     Short-term borrowings                     447            55               502
     Other borrowings                         (367)           85              (282)
----------------------------------------------------------------------------------
Total                                        1,135        (1,077)               58
----------------------------------------------------------------------------------
Net interest income                         $4,161       $(1,260)           $2,901
==================================================================================


(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) The amount of interest income on nontaxable loans and investment securities has been adjusted to its fully taxable equivalent.

                              F&M BANCORPORATION

                                      20
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

The following table presents the components of the changes in the net yield on interest-earning assets (on a fully tax equivalent basis) for the three-year period ended December 31, 1995. Although interest rates decreased in 1995, the yield on interest-earning assets and interest-bearing liabilities for 1995 increased from 1994. The increase over the period is reflected in the 1995 yield on interest-earning assets which increased by 0.71%, after decreases of 0.13% and 0.96% in 1994 and 1993 respectively. The effective rate on liabilities as a percentage of interest-earning assets increased by 0.73% in 1995 and decreased 0.19% in 1994, producing a negative impact on net interest margin on interest-earning assets of 0.02% for 1995 and a positive impact on net interest margin on interest-earning assets of 0.06% for 1994. In 1993, net interest margin on interest-earning assets decreased 0.04%.

                                                             YEARS ENDED DECEMBER 31,
                                     ------------------------------------------------------------------------
                                            1995                     1994                          1993
                                     ------------------------------------------------------------------------
                                     YIELD/     CHANGE        YIELD/        CHANGE        YIELD/        CHANGE
                                       RATE  FROM 1994          RATE     FROM 1993          RATE     FROM 1992
-------------------------------------------------------------------------------------------------------------
Yield on interest-earning assets      8.77%      0.71%         8.06%      (0.13)%         8.19%       (0.96)%
Effective rate on liabilities as a
 percent of interest-earning assets   3.81%      0.73%         3.08%      (0.19)%         3.27%       (0.92)%
-------------------------------------------------------------------------------------------------------------
Net interest margin on
 interest-earning assets              4.96%     (0.02)%        4.98%       0.06%          4.92%       (0.04)%
-------------------------------------------------------------------------------------------------------------

Despite the relatively steady decrease in interest rates during 1995, yields on interest-earning assets and the effective rate on liabilities as a percentage of interest-earning assets both rose as the repricing of loans and deposits lag the decreases in the discount rate. In the decreasing interest rate environment, the Company had a slight decrease in its net interest margin on interest-earning assets. The yield on interest-earning assets was positively affected by the higher percentage of the Company's interest-earning assets represented by loans, which tend to have higher yields than other assets.


NET INTEREST MARGIN

                                  [BAR GRAPH]

'92    '93   '94   '95
4.96% 4.92% 4.98% 4.96%

                              F&M BANCORPORATION

                                      21
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

The following table sets forth average consolidated balance sheet data and average yield and rate data on a tax equivalent basis for the periods indicated.

                                                  1995                             1994                             1993

                                      AVERAGE                 YIELD/     AVERAGE                YIELD/   AVERAGE              YIELD/
(DOLLARS IN THOUSANDS)                BALANCE      INTEREST    RATE      BALANCE     INTEREST    RATE    BALANCE   INTEREST    RATE
ASSETS
 Interest earning assets
  Loans (1) (2) (3)                    $664,691     $61,848     9.30%    $581,010     $50,149    8.63%  $509,448   $45,455    8.92%
  Taxable investment
   securities                           110,562       6,826     6.17%     119,792       6,661    5.56%   140,900     8,555    6.07%
  Nontaxable investment
   securities (2)                        60,760       4,928     8.11%      60,187       5,012    8.33%    52,220     4,525    8.67%
  Other investments                      10,743         620     5.77%      12,422         490    3.95%    21,881       818    3.74%
                                       --------------------              --------------------           ------------------
  Total                                $846,756     $74,222     8.77%    $773,411     $62,312    8.06%  $724,449   $59,353    8.19%
Non-interest earning assets
  Cash and due from banks                30,193                            34,482                         34,280
  Premises & Equip. - net                20,342                            19,222                         16,776
  Other assets                           15,834                            15,237                         15,786
  Less: Allowance
   for loan loss                         (8,130)                           (7,372)                        (6,688)
                                       --------                          --------                       --------
  Total                                $904,995                          $834,980                       $784,603
                                       ========                          ========                       ========

LIABILITIES & STOCKHOLDERS' EQUITY
 Interest bearing liabilities
  Savings deposits                     $274,760      $7,206     2.62%    $282,077      $6,467    2.29%  $273,710   $ 7,063    2.58%
  Time deposits                         411,917      23,101     5.61%     352,319      15,950    4.53%   333,835    15,516    4.65%
  Short-term borrowings                  16,151         934     5.79%      18,864         808    4.28%     8,312       306    3.68%
  Other borrowings                       14,888         968     6.50%       8,811         537    6.10%    14,983       819    5.47%
                                       --------------------              --------------------           ------------------
  Total                                $717,716     $32,209     4.49%    $662,071     $23,762    3.59%  $630,840   $23,704    3.76%
Non-interest bearing liabilities
  Demand deposits                        97,162                            90,891                         80,623
  Other liabilities                       9,882                             6,537                          5,774
  Stockholders' equity                   80,235                            75,481                         67,366
                                       --------                          --------                       --------
Total                                  $904,995                          $834,980                       $784,603
                                       ========                          ========                       ========

Net interest income                                 $42,013                           $38,550                      $35,649
Rate spread                                                     4.28%                            4.47%                        4.43%
Net interest margin                                             4.96%                            4.98%                        4.92%


(1) For the purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2) The amount of interest income on non-taxable investment securities and loans has been adjusted to its fully taxable equivalent.

(3)  Loan fees are included in total interest income as follows:
     1995-$1,137,000; 1994-$1,302,000; 1993-$1,047,000.

                              F&M BANCORPORATION

                                      22
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

The following table sets forth the mix of average interest-earning assets and average interest-bearing liabilities.

                                                  YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------
                                            1995               1994                1993
---------------------------------------------------------------------------------------
Loans                                      78.5%              75.1%               70.3%
Taxable investment securities              13.0%              15.5%               19.5%
Non-taxable investment securities           7.2%               7.8%                7.2%
Other investments                           1.3%               1.6%                3.0%
---------------------------------------------------------------------------------------
                                          100.0%             100.0%              100.0%
=======================================================================================
Savings deposits                           38.3%              42.6%               43.4%
Time deposits                              57.4%              53.2%               52.9%
Short-term borrowings                       2.2%               2.9%                1.3%
Other borrowings                            2.1%               1.3%                2.4%
---------------------------------------------------------------------------------------
                                          100.0%             100.0%              100.0%
=======================================================================================


The preceding table reflects the results of management's strategy to increase loans as a percent of earning assets coupled with generally strong demand for loans. Based on the current economic conditions, management has established a range of average loans to earning assets of between 70% and 80% as the optimum level.

As interest rates continued to decline in 1995, time deposits increased faster than savings deposits, as depositors sought to lock in higher interest rates. Short-term borrowing remained relatively constant. The increase in other borrowing is due to additional utilization by the Company of Federal Home Loan Bank financing. For more information regarding borrowing, see Notes 10 and 11 of Notes to the Company's Consolidated Financial Statements.

PROVISION FOR LOAN LOSSES

The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses, both on a bank by bank basis and on an overall basis for the Company, based on past loan loss experience, current economic conditions, composition of the loan portfolio (including the historical performance of, and the F&M subsidiary banks' evaluation of the prospects for, each of the component loans, and the collateral value therefor) and the potential for future loss. Management is also mindful of the expectations in recent years of banking industry regulators for increased levels of allowances, although no particular regulatory obligations have been imposed on the Company in this regard.

The provision for loan losses was $1.6 million in 1995, compared with $1.3 million in 1994 and $1.3 million in 1993. The allowance for loan losses as a percentage of gross loans outstanding was 1.27% at December 31, 1995, as compared to 1.23% and 1.33% at December 31, 1994 and 1993, respectively. Net charge-offs as a percentage of average loans outstanding were 0.11% in 1995, 0.12% in 1994 and 0.11% in 1993. Charge-offs in 1995 were not concentrated in any industry or business segment.

                              F&M BANCORPORATION

                                      23
                                  .........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

NON-INTEREST INCOME
The following table presents the major components of non-interest income.



                                              YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS)                 1995              1994             1993
-------------------------------------------------------------------------------
Service fees                         $ 2,534           $ 2,231          $ 2,156
Net securities gains                      37                50              459
Other operating income                 1,937             1,684            2,424
-------------------------------------------------------------------------------
Total                                $ 4,508           $ 3,965          $ 5,039
===============================================================================


The Company stresses the importance of growth in non-interest income as one of its key long-term strategies. Non-interest income for 1995 increased $544,000 or 13.7% when compared to 1994. The increase in service fees during 1995 was attributable primarily to increased services (primarily relating to checking and other depository accounts) sold, along with an increase in the amount charged for those services.

During 1995 and 1994, net security gains were minimal. These gains were realized as management responded to market conditions and opportunities. For additional detail see Note 5 of Notes to the Company's Consolidated Financial Statements.

The increase in other operating income during 1995 was due principally to increases in secondary market commissions, along with an increase in other miscellaneous charges. The decreasing interest rate environment in 1995 increased the volume of mortgage refinancings as compared to 1994, and therefore increased the Company's related secondary market commissions. The decrease in the operating income between 1993 and 1994 reflects a reduction in mortgage refinancing (and, therefore, secondary market commissions) resulting from the increased interest rate environment in 1994.

NON-INTEREST EXPENSE

The following table presents the major components of non-interest expense.


                                                YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS)                1995               1994             1993
-------------------------------------------------------------------------------
Salaries and employee benefits       $13,604           $14,627          $13,508
Occupancy expenses, net                3,910             3,909            3,418
Data processing                        1,282             1,292              962
Goodwill amortization                    398               398              376
FDIC insurance premiums                  879             1,637            1,538
Other operating expenses               6,439             7,068            6,813
-------------------------------------------------------------------------------
Total                                $26,512           $28,931          $26,615
===============================================================================


The Company's total non-interest expense in 1995 decreased $2.4 million, or 8.4%, to $26.5 million from $28.9 million in 1994. The decrease was due to acquisition and restructuring costs in 1994 in connection with the addition of USB, FNFC and PBI, along with the FDIC substantially reducing the rate charged for deposit insurance to banks effective May, 1995 and cost cutting initiatives implemented by the Company during 1994 and 1995. The 1994 level represents an 8.7% increase from $26.6 million in 1993, resulting primarily from restructuring costs mentioned above, along with a new institutional advertising campaign, increases in data processing costs due to conversions from the Company's previous system to an outside data processor, the opening of three new branch offices in 1994 and normal increases in salaries and employee benefits.

The Company's overhead ratio, which is computed by subtracting non-interest income from non-interest expense (excluding net securities transactions) and dividing by average total assets, was 2.44% in 1995, 3.00% in 1994, and 2.81% in 1993.

                              F&M BANCORPORATION

                                      24
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

Due to the sensitivity of the overhead ratio to changes in the size of the balance sheet, management also looks at trends in the efficiency ratio to assess the changing relationship between operating expenses and income. The efficiency ratio measures the amount of cost expended by the Company to generate a given level of revenues in the normal course of business. It is computed by dividing total operating expense by net interest income on a fully-taxable equivalent basis and non-interest income from ongoing operations, excluding nonrecurring items. The efficiency ratio was 57.03% in 1995, 68.13% in 1994 and 66.16% in 1993. The decrease in this ratio and the overhead ratio was the result of the factors set forth above.


EFFICIENCY RATIO

                                  [BAR GRAPH]

3/31/94  6/30/94  9/30/94  12/31/94  3/31/95  6/30/95  9/30/95 12/31/95
69.47%   65.35%   64.76%*   62.99%   61.04%   59.89%   53.27%   54.23%

*Excluding pre-acquisition expenses at USB.

INCOME TAXES

The Company's provision for income taxes in 1995 increased $2.5 million, or 85.7%, to $5.4 million from $2.9 million in 1994. The 1994 level represents a 10.1% decrease from $3.3 million in 1993. As a percentage of taxable income, the effective tax rate was 32.3% in 1995, 27.4% in 1994 and 28.7% in 1993 of income before taxes. The effective tax rate has increased as compared to 1994 and 1993, principally due to the fact that tax-exempt income as a percent of total income has decreased. For more information regarding income taxes see
Note 12 of Notes to the Company's Consolidated Financial Statements.

NET INCOME

Net income applicable to common stock, in 1995 increased by $3.6 million, or 46.7% to $11.4 million from $7.7 million in 1994. This compares with a decrease in income of $152,000, or 1.9%, for 1994 from $7.9 million in 1993. The difference between net income and net income applicable to common stock results from dividends paid on preferred stock of FNFC, which was redeemed as part of F&M's acquisition of FNFC in 1994.

Return on average common stockholders' equity was 14.16% in 1995 compared with 10.26% in 1994 and 12.09% in 1993. The return on average assets was 1.25% in 1995 compared with 0.93% in 1994 and 1.03% in 1993.

Net income per common share was $1.96 in 1995 compared with $1.33 in 1994 and $1.44 in 1993. Although the Company adopted a stock option plan in 1993, as of December 31, 1995, fully diluted earnings per share are equal to the earnings per share numbers mentioned above.

FINANCIAL CONDITION

In addition, 1995 was a year of growth for F&M in total assets and equity. Year end total assets in 1995 grew to $943 million, an 8.3% increase from $871 million in 1994. Total stockholders' equity at December 31, 1995 was $86 million, a 13.7% increase from $76 million in 1994. The balance of this section further discusses changes in the Company's assets, liabilities and equity.

ASSET GROWTH

                                  [BAR GRAPH]

(Millions)

'80   '81   '82   '83    '84     '85    '86     '87    '88     '89    '90      '91   '92       '93     '94      '95
37.1  45.6  56.0  66.2   79.4   140.4  153.6   195.8  257.4   273.3  319.2    451.3  471.3    549.0   776.8    943.1

Note: These figures reflect individual bank assets as of the end of each year. They do not reflect a restatement for subsequent acquisitions accounted for as a pooling of interests.

                              F&M BANCORPORATION

                                      25
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

LOAN PORTFOLIO

The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at the dates indicated.

                                       DECEMBER 31, 1995     DECEMBER 31, 1994     DECEMBER 31, 1993
                                       ---------------------------------------------------------------
(DOLLARS IN THOUSANDS)                   AMOUNT          %     AMOUNT          %     AMOUNT          %
------------------------------------------------------------------------------------------------------
Commercial and industrial              $118,571      17.4%   $105,612      16.7%   $100,001      18.5%
Agricultural                             40,837       6.0%     40,212       6.4%     40,108       7.4%
Real estate construction                 22,374       3.3%     17,369       2.8%     17,604       3.3%
Real estate mortgage                    453,292      66.7%    420,795      66.7%    339,439      62.9%
Installment and other consumer loans     44,949       6.6%     46,633       7.4%     42,497       7.9%
------------------------------------------------------------------------------------------------------
Total                                  $680,023     100.0%   $630,621     100.0%   $539,649     100.0%
------------------------------------------------------------------------------------------------------



                                      DECEMBER 31, 1992     DECEMBER 31, 1991
                                      ------------------------------------------
(DOLLARS IN THOUSANDS)                   AMOUNT          %     AMOUNT          %
--------------------------------------------------------------------------------
Commercial and industrial               $75,703      15.7%    $69,910      14.9%
Agricultural                             33,912       7.0%     32,822       7.0%
Real estate construction                 13,778       2.9%      8,639       1.8%
Real estate mortgage                    316,241      65.4%    313,075      67.0%
Installment and other consumer loans     43,358       9.0%     43,295       9.3%
--------------------------------------------------------------------------------
Total                                  $482,992     100.0%   $467,741     100.0%
--------------------------------------------------------------------------------

LOAN PORTFOLIO COMPOSITION
December 31, 1995

[PIE CHART]
17%
Commercial and Industrial

3%
Real Estate Construction

7%
Installment and
Other Consumer

6%
Agricultural

67%
Real Estate
Mortgage

Loan growth was 7.8% in 1995 compared with 16.9% in 1994. The 1995 increase was a result of increased sales efforts at the Company's subsidiary banks. The 1994 increase was further influenced by the Company's entry into the Green Bay market.

During 1995 the loan mix in the Company's portfolio remained relatively constant, with a slight trend toward commercial loans. During 1994 the Company experienced an increase in real estate mortgages as a percentage of total loans.

The Company maintains a diversified loan portfolio and therefore believes there is minimal exposure to loan concentration losses. At December 31, 1995, the Company believes that there were no loan concentrations to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. By maintaining a diversity of types of borrowers, the Company has attempted to prevent losses due to economic difficulties of certain industries.

                              F&M BANCORPORATION

                                      26
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

The following table sets forth the scheduled repayments of the loan portfolio and the sensitivity of loans to interest rate changes at December 31, 1995 (excluding one to four family residential property mortgages and consumer loans).


                                                           MATURITY
                                          ------------------------------------------
                                                            OVER ONE
                                            ONE YEAR       YEAR THRU            OVER
                                             OR LESS      FIVE YEARS      FIVE YEARS
                                                        (IN THOUSANDS)
                                          ------------------------------------------
Commercial and industrial                   $ 92,269         $23,228          $3,074
Agricultural                                  35,913           3,596           1,328
Real estate construction                      20,020           2,337              17
------------------------------------------------------------------------------------
Total                                       $148,202         $29,161          $4,419
------------------------------------------------------------------------------------



                                               INTEREST SENSITIVITY
                                             -----------------------
AMOUNT OF LOANS DUE AFTER ONE YEAR WITH:       FIXED        VARIABLE
                                                RATE            RATE
                                             -----------------------
                                                  (IN THOUSANDS)
Commercial and industrial                    $25,006          $1,296
Agricultural                                   4,674             250
Real estate construction                       2,354               0
--------------------------------------------------------------------
Total                                        $32,034          $1,546
--------------------------------------------------------------------


NON-PERFORMING ASSETS

Non-performing assets are a broad measure of problem loans. The following table sets forth the amount of non-performing loans, other real estate owned and non-performing assets, and each of their percentages to total loans as of the dates indicated.

                                                            DECEMBER 31,
                                ---------------------------------------------------------------------
(DOLLARS IN THOUSANDS)            1995           %         1994            %         1993           %
-----------------------------------------------------------------------------------------------------
Non-accrual loans               $5,698       0.84%       $5,532        0.88%       $4,121       0.76%
Loans past due 90 days or more     210        0.03          127         0.02          337        0.06
Restructured loans                 481        0.07           25         0.00          259        0.05
-----------------------------------------------------------------------------------------------------
Total non-performing loans       6,389        0.94        5,684         0.90        4,717        0.87
Other real estate owned            644        0.09          936         0.15        2,367        0.44
-----------------------------------------------------------------------------------------------------
Total non-performing assets     $7,033       1.03%       $6,620        1.05%       $7,084       1.31%
-----------------------------------------------------------------------------------------------------


                                                  DECEMBER 31,
                                -------------------------------------------
(DOLLARS IN THOUSANDS)            1992           %         1991            %
---------------------------------------------------------------------------
Non-accrual loans               $4,874       1.01%       $7,057        1.51%
Loans past due 90 days or more     136       0.03           149        0.03
Restructured loans                 497       0.10           768        0.17
---------------------------------------------------------------------------
Total non-performing loans       5,507       1.14         7,974        1.71
Other real estate owned          3,460       0.72         3,791        0.81
---------------------------------------------------------------------------
Total non-performing assets     $8,967       1.86%      $11,765        2.52%
---------------------------------------------------------------------------


Maintaining excellent credit quality continues to be a priority for the Company. Non-performing assets as a percentage of total loans outstanding decreased in 1995 to 1.03% compared with 1.05% in 1994 and 1.31% in 1993. The decrease in 1995 was due largely to the Company's continued monitoring of the loan portfolio and collection efforts as well as the

                              F&M BANCORPORATION

                                      27
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)



LOAN QUALITY
             '92    '93    '94    '95    '92    '93    '94    '95    '92    '93    '94    '95
            1.86%  1.31%  1.33%  1.33%  1.27%  1.23%  1.05%  1.03%  0.17%  0.12%  0.11%  0.11%

Non-performing assets to             Net Charge offs to                  Allowance for loan losses
period end loans and                 average loans outstanding           to period end loans
OREO


strong Wisconsin economy; the decrease in 1994 also resulted from dispositions of other real estate owned which had been held by FNFC.

Non-accrual loans at December 31, 1995 decreased 0.04% as a percentage of total loans, as compared to 1994. Non-accrual loans are at a level the Company considers manageable and at a level that compares favorably with Company peers. Furthermore, the Company considers its allowance for loan losses adequate to cover this level of non-accrual loans, although it regularly reviews the various factors used in determining the provision and allowance for loan losses.

The gross interest income that would have been recognized on non-accrual loans in 1995 if the loans had been current in accordance with their original terms was approximately $569,000, of which approximately $192,000 was collected and included in the Company's income for 1995.

It is the policy of the F&M subsidiary banks to place a loan on non-accrual status when the loan's principal and accrued interest is not expected to be collected in full or when the loan becomes contractually past due 90 days or more as to principal or interest and is not guaranteed by an outside source. Loans past due 90 days or more may be retained on accrual status if they are guaranteed by a third party and the bank believes that such guaranty will be adequate to assure collection.

There were no particular loans as to which payments were current at December 31, 1995, which in the opinion of management, and to its best knowledge, will not be paid according to their terms.

                              F&M BANCORPORATION

                                      28
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes loan balances at the end of each period; changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category; and provisions for loan losses which have been charged to expense.

                                                                           YEAR ENDED DECEMBER 31
                                                  ----------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                1995           1994             1993             1992         1991
------------------------------------------------------------------------------------------------------------------------
Average balance of loans for period               $664,691       $581,010         $509,448         $479,911     $444,011
------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of period     7,752          7,155            6,415            5,616        4,727
Allowance for loan losses of banks
  acquired in purchase transactions                     --             --               --               --          660
Loans charged off
    Commercial and Industrial                          594            446              364              493          612
    Agricultural                                        36             30               51               11           33
    Real Estate - Mortgage                              31            112               53              149          117
    Installments and Other Consumer Loans              264            303              287              406          279
------------------------------------------------------------------------------------------------------------------------
Total charge offs                                      925            891              755            1,059        1,041
Recoveries on loans previously charged off
    Commercial and Industrial                           49             70               87               85           40
    Agricultural                                         5              7                1               10           23
    Real Estate - Mortgage                              37             11               11               26           29
    Installment and Other Consumer Loans                86             82              107              107           94
------------------------------------------------------------------------------------------------------------------------
Total recoveries                                       177            170              206              228          186
Net loans charged off                                  748            721              549              831          855
Provisions for loan losses                           1,599          1,318            1,289            1,630        1,084
------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of period        $  8,603       $  7,752         $  7,155         $  6,415     $  5,616
------------------------------------------------------------------------------------------------------------------------
Ratio of net charge offs during period to
  average loans outstanding                           0.11%          0.12%            0.11%            0.17%        0.19%
Allowance for loan losses to total loans              1.27%          1.23%            1.33%            1.33%        1.20%

                              F&M BANCORPORATION

                                      29
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The following table summarizes the allocation of allowances for loan losses and gives a breakdown of the percentage of loans in each category

                                            DECEMBER 31, 1995     DECEMBER 31, 1994     DECEMBER 31, 1993
                                          ---------------------------------------------------------------
                                                      PERCENT               PERCENT               PERCENT
                                                     OF LOANS              OF LOANS              OF LOANS
AMOUNT OF                                             IN EACH  AMOUNT OF    IN EACH  AMOUNT OF    IN EACH
                                           RESERVE   CATEGORY    RESERVE   CATEGORY    RESERVE   CATEGORY
                                          FOR LOAN   TO TOTAL   FOR LOAN   TO TOTAL   FOR LOAN   TO TOTAL
(DOLLARS IN THOUSANDS)                      LOSSES      LOANS     LOSSES      LOANS     LOSSES      LOANS
---------------------------------------------------------------------------------------------------------
Commercial,industrial, and agricultural     $3,550       23.4%    $3,232       23.1%    $3,399       25.9%
Real estate - construction                     142        3.3        109        2.8        115        3.3
Real estate - mortgage                       3,197       66.7      3,093       66.7      2,575       62.9
Installment and other consumer loans         1,714        6.6      1,318        7.4      1,066        7.9
---------------------------------------------------------------------------------------------------------
                                            $8,603      100.0%    $7,752      100.0%    $7,155      100.0%
---------------------------------------------------------------------------------------------------------




                                            DECEMBER 31, 1992     DECEMBER 31, 1991
                                          -----------------------------------------
                                                      PERCENT               PERCENT
                                                     OF LOANS              OF LOANS
                                          AMOUNT OF   IN EACH  AMOUNT OF    IN EACH
                                           RESERVE   CATEGORY    RESERVE   CATEGORY
                                          FOR LOAN   TO TOTAL   FOR LOAN   TO TOTAL
(DOLLARS IN THOUSANDS)                      LOSSES      LOANS     LOSSES      LOANS
-----------------------------------------------------------------------------------
Commercial,industrial, and agricultural     $2,924       22.7%    $2,561       21.9%
Real estate - construction                     116        2.9        101        1.8
Real estate - mortgage                       2,412       65.4      2,111       67.0
Installment and other consumer loans           963        9.0        843        9.3
-----------------------------------------------------------------------------------
                                            $6,415      100.0%    $5,616      100.0%
-----------------------------------------------------------------------------------


The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. In determining the additions to the allowance charged to operating expenses, management considered historical loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions that may affect the borrower's ability to pay.

For discussion of the impact of the adoption of SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) and SFAS No. 118 (Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures) see "Recent Accounting Developments."

The degree of risk associated with the Company's loans is generally greater in the commercial, industrial and agricultural categories, representing 23.4% of total loans at December 31, 1995. Accordingly, management has allocated a significantly larger portion of the allowance for loan losses to these types of loans.

The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

                              F&M BANCORPORATION

                                      30
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

INVESTMENT PORTFOLIO

The following table sets forth the distribution of investment securities (securities held to maturity and available for sale) and their percentage to total investment securities at the dates indicated.

                                                                DECEMBER 31,
                                           ------------------------------------------------------
                                                     1995               1994               1993
                                           ------------------------------------------------------
(DOLLARS IN THOUSANDS)                      AMOUNT  PERCENT    AMOUNT  PERCENT    AMOUNT  PERCENT
-------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
 of U.S. Government corporations
 and agencies                              $35,395     20.1%  $43,019     25.0%  $59,407     29.0%
Obligations of states and
 political subdivisions                     72,355     41.0    72,311     42.1    60,546     29.6
Debt securities issued by
 foreign government                             25      0.0        25      0.0        25      0.0
Mortgage-backed securities                  51,128     29.0    45,165     26.3    59,014     28.9
Other securities                            17,476      9.9    11,372      6.6    25,556     12.5
-------------------------------------------------------------------------------------------------
Total investments                         $176,379    100.0% $171,892    100.0% $204,548    100.0%
-------------------------------------------------------------------------------------------------


During 1995, the investment portfolio make-up remained relatively consistent with past years, with a decrease in U.S. treasuries and agencies and a slight increase in money market mutual funds. The Company generally limits its mutual fund holdings to money market funds.


INVESTMENT PORTFOLIO
December 31, 1995

                          COMPOSITION
                          [PIE GRAPH]

29%              20%                 41%               10%
Mortgage         Treasuries/         Municipals        Other
Backed           Agencies


                            QUALITY
                          [PIE GRAPH]

3%  BAA      4%  A    2%  AA    81% Treasury Agency AAA   10% Non-Rated

The following tables show the relative maturities and weighted average interest rates on a tax equivalent basis of investment securities as of December 31, 1995. Although the maturities of the investment portfolio have lengthened from 1994, the Company feels liquidity remains adequate.


                                            AFTER ONE       AFTER FIVE
                              WITHIN        BUT WITHIN      BUT WITHIN        AFTER
(DOLLARS IN THOUSANDS)       ONE YEAR       FIVE YEARS      TEN YEARS       TEN YEARS
-----------------------------------------------------------------------------------------
                           AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD
-----------------------------------------------------------------------------------------
U.S. Treasury and other
 U.S. Government
 agencies and
corporations*              $5,592   6.25% $34,795   5.73% $14,232   6.63% $31,904   9.50%
States and political
 subdivisions (domestic)    1,349   7.96   20,112   8.25   26,581   8.72   24,313   7.94
Other bonds, notes,
 and debentures            10,199   5.79    1,336   6.62      450   6.67    5,516   6.52
-----------------------------------------------------------------------------------------
Total                     $17,140   6.11% $56,243   6.65% $41,263   7.98% $61,733   8.62%
-----------------------------------------------------------------------------------------

*Includes floating rate securities which reprice monthly but which mature during the indicated time period.

                              F&M BANCORPORATION

                                      31
                                   ........


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

Inherent in any portfolio which includes mortgage-backed securities, there exist both prepayment and maturity extension risk. The Company is not immune to these same type risks. The Company's investments in these type of securities are predominantly in straight U.S. Agency issued mortgage-backed pass-throughs and lower risk types of real estate mortgage investments conduits/collateralized mortgage obligations. The major categories of the mortgage-backed security portfolio and dollar values as of December 31, 1995, are as follows: fixed rate mortgage-backed pass-throughs-$8.8 million; variable rate mortgage-backed pass-throughs-$4.7 million; fixed rate real estate mortgage investment conduits/collateralized mortgage obligations-$22.3 million; and floating rate real estate mortgage investment conduits/collateralized mortgage obligations-$15.3 million.

For more information regarding the investment portfolio, including the breakdown between securities held to maturity and available for sale, see Note 5 of Notes to the Company's Consolidated Financial Statements.'

DEPOSITS

The following table sets forth average deposits and their percentage to total average deposits at the dates indicated.

                                                      DECEMBER 31,
                             ------------------------------------------------------------------------
                                   1995                     1994                        1993
                             ------------------------------------------------------------------------
                              AMOUNTS  PERCENT      AMOUNTS      PERCENT        AMOUNTS      PERCENT
-----------------------------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS)
Non-interest bearing demand   $97,162     12.4%     $90,891         12.5%        80,623         11.7%
Interest-bearing demand        78,039     10.0       84,759         11.7         91,017         13.2
Savings deposits              196,721     25.1      197,318         27.2        182,693         26.6
Time deposits                 411,917     52.5      352,319         48.6        333,835         48.5
----------------------------------------------------------------------------------------------------
Total                        $783,839    100.0%    $725,287        100.0%      $688,168        100.0%
----------------------------------------------------------------------------------------------------

Year-end deposits increased 7.9% in 1995 compared with an increase of 5.2% in 1994 over 1993.

The amount of time certificates of deposit issued in amounts of $100,000 or more and outstanding as of December 31, 1995 is: 75,303,000. Their maturing distribution is as follows:

           --three months or less                             $32,060,000
           --over three months and through twelve months      $33,891,000
           --over one year                                    $ 9,352,000


Neither F&M or its subsidiaries have any deposits in foreign banking offices.

BORROWINGS

Short-term borrowings at December 31, 1995 were $12.2 million, as compared to $19.8 million at December 31, 1994. Short-term borrowings consist primarily of repurchase agreements. During 1995, F&M used short-term borrowings (along with increased deposits) to fund its increasing loan demand. Management has taken steps to reduce short-term borrowings by increasing interest rates paid to depositors and carefully monitoring the growth in the loan portfolio, although continued reliance on short-term borrowings may be required if loan demand outpaces deposit growth, therefore, short-term borrowings are expected to vary from time to time.

Several of the Company's subsidiary banks, as members of the Federal Home Loan Bank (FHLB), had borrowings from the FHLB as of December 31, 1995 and 1994. These borrowings are secured by pledges of mortgage loans, and totaled $10.8 million at December 31, 1995, compared to $5.3 million at December 31, 1994. These borrowings had original maturities of three months to seven years, with rates at December 31, 1995 ranging from 4.60% to 7.73%.

The Company had previously maintained a credit facility with a third party bank. During 1995 the Company repaid in full the term borrowings under the credit facility, which were $1.0 million at December 31, 1994. This arrangement expired on May 31, 1995.

                              F&M BANCORPORATION

                                      32
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

CAPITAL ADEQUACY

Stockholders' equity increased in 1995 by $10.3 million, to $85.9 million. This increase was a result of net income during the year, along with the net increase in fair values of securities available for sale of $3.2 million, offset by dividends of $3.5 million paid to common stockholders.

EQUITY

           '92              '93             '94              '95
(Millions)
        58,611,148       75,593,680      78,842,322       85,982,945







Numbers exclude FASB 115 adjustment.

REGULATORY CAPITAL RATIOS


December 31, 1995

                Leverage Ratio        Tier One Risk        Total Risk Based
                                    Based Capital Ratio      Capital Ratio
             4.00%  5.00%  8.88%  4.00%  6.00%  11.66%  8.00%  10.00%  12.87%




Adequately Capitalized         Well Capitalized          F&M Bancorporation



At December 31, 1995, the risk-based capital ratio for Tier 1 capital was 11.66% and the total risk-based capital ratio was 12.87%, as compared to minimum regulatory requirements of 4.0% and 8.0%, respectively. The ratio of average equity to average assets amounted to 8.87% at December 31, 1995 compared with 9.04% at December 31, 1994 and 8.59% at December 31, 1993. The Company's leverage ratio at December 31, 1995 was 8.88%, as compared to a minimum regulatory requirement of 3.0%.

At December 31, 1995, the F&M subsidiary banks in the aggregate could have paid approximately $16,976,000 of additional dividends to the Company without prior regulatory approval. The payment of dividends is subject to the statutes governing Wisconsin state chartered banks. At December 31, 1995, each of the F&M banks was in compliance with all applicable capital requirements, and management believes that the capital structure of the F&M Banks is adequate. The Company's common stock dividend payout ratio was 30.6% in 1995, as compared to 30.8% in 1994 and 32.5% in 1993. These numbers include the dividends historically paid by USB, FNFC and PBI prior to their acquisitions by the Company; differences in dividend policies affect the comparability of information.

F&M's acquisition of MBI was in exchange for 157,563 shares of F&M common stock. As a result of the use of F&M stock, the MBI transaction increased F&M capital; the acquisition did not significantly affect F&M's capital ratios. F&M's pending acquisition of Community State Bank is also expected to be in exchange for F&M Common Stock.

F&M's proposed acquisition of Bradley Bank will be made in exchange for approximately $6.0 million in cash. In addition, F&M has identified capital needs during 1996 of approximately $3.0 million for replacement and renovation of facilities and establishment of additional branch offices. F&M expects to meet these cash capital needs through earnings and its existing capital resources.

LIQUIDITY AND INTEREST SENSITIVITY MANAGEMENT

As shown in the Company's Consolidated Statement of Cash Flow for 1995, cash and cash equivalents increased by $18.8 million during 1995 to $59.0 million at December 31, 1995. The increase primarily reflected $52.5 million in net cash provided by financing activities plus $17.9 million in net cash provided by operating activities offset by $51.6 million in net cash used in investing activities. Net cash used in investing activities consisted primarily of a net increase in loans plus necessary capital expenditures. Net cash provided by operating activities primarily consisted of the Company's net income in 1995, increased by adjustments for non-cash charges. Net cash provided by financing activities principally reflected a

                             F&M BANCORPORATION

                                     33
                                  ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION (CONTINUED)

net increase in deposits and other borrowings offset in part by payments on the Company's short-term borrowings, and dividends paid.

The Company manages its liquidity to provide adequate funds to support the borrowing requirements and deposit flow of its customers. Management views liquidity as the ability to raise cash at a reasonable cost or with a minimum of loss and as a measure of balance sheet flexibility to react to marketplace, regulatory and competitive changes. The primary sources of the Company's liquidity are marketable assets maturing within one year. At December 31, 1995, the carrying value of securities maturing within one year was $17.1 million, or 9.7% of the total investment securities portfolio. The Company attempts, when possible, to match relative maturities of assets and liabilities, while maintaining the desired net interest margin. Although the percentage of earning assets represented by loans is increasing, management believes that liquidity is adequate.

Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. The Company manages its balance sheet to achieve maximum shareholder value within the constraints of its interest rate risk discipline, the maintenance of high credit quality, and sound leverage and liquidity positions. Both the interest rate sensitivity and liquidity position of the Company are reviewed regularly. The primary objective of interest rate sensitivity management is to maintain net interest income growth while reducing exposure to the risks inherent in interest rate movements.

A historical tool for measuring interest rate sensitivity is the gap analysis. The following table shows the Company's approximate consolidated rate sensitivity gap position at December 31, 1995.

                                                      0-90    91-365       1-5    OVER 5
(DOLLARS IN THOUSANDS)                                DAYS      DAYS     YEARS     YEARS     TOTAL
--------------------------------------------------------------------------------------------------
Loans                                             $211,625  $282,752  $162,498   $23,148  $680,023
Investment securities                               29,982    17,570    69,608    59,219   176,379
Other earnings assets                               20,118         0         0         0    20,118
--------------------------------------------------------------------------------------------------
    Total rate-sensitive assets (RSA)             $261,725  $300,322  $232,106   $82,367  $876,520
==================================================================================================
Savings deposits                                  $144,216        $0       $77    $9,237  $153,530
Time deposits                                      132,302   195,596   109,204        41   437,143
Other non-deposit interest-bearing liabilities      20,894       133     1,200       800    23,027
--------------------------------------------------------------------------------------------------
    Total rate-sensitive liabilities (RSL)        $297,412  $195,729  $110,481   $10,078  $613,700
==================================================================================================
Interest sensitivity gap                         $(35,687)  $104,593  $121,625   $72,289  $262,820
==================================================================================================
Cumulative interest sensitivity gap              $(35,687)   $68,906  $190,531  $262,820
==================================================================================================
Ratio of cumulative rate sensitivity gap to RSA    (13.6)%     12.3%     24.0%     30.0%

Cumulative ratio of rate sensitive assets
 to rate sensitive liabilities                       88.0%    114.0%    131.6%    142.8%


Rate-sensitive liabilities in the preceding table exclude 50% of negotiable order of withdrawal interest-bearing demand accounts and 70% of regular savings accounts because management believes, based on the Company's previous experience, that this treatment more closely approximates actual results due to the relatively stable nature of these accounts. The F&M banks' regulators have acknowledged these formulas for examination purposes.

Management's overall strategy is to coordinate the volume of rate-sensitive assets and liabilities to minimize the impact of interest rate movements on the net interest margin. The above table reflects a negative gap position for the 90-day interval with a positive position for the longer maturities. A negative position is favorable in a falling interest rate environment; a positive position is favorable in a rising interest rate environment. The gap is within the acceptable range established by management at each level of maturity. The December 31, 1995 net interest margin indicates that the

                              F&M BANCORPORATION

                                      34
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

actual decrease in interest rates for the year resulted in a slight decrease in the margin to 4.96% from 4.98% for 1994. Since this is a dynamic ratio, management has the ability to influence net interest income in a positive manner when interest rate changes do occur.

The Company's rollover policy is such that loans are written with limited maturities if they are not in conjunction with amortized payments or otherwise tied to a variable rate. This allows the F&M banks to restructure the terms and interest rate of the loan to correspond with the Company's cost of funds.

RECENT ACCOUNTING DEVELOPMENTS
SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) as amended by SFAS No. 118 (Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures) was adopted by the Company as of January 1, 1995. In accordance with the new standard, the 1995 allowance for loan losses includes specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent. Since the Company evaluates the overall adequacy of the allowance for credit losses on an ongoing basis, the adoption of SFAS No. 114 did not affect the amount of the allowance for credit losses or the existing income recognition and charge-off policies for nonperforming loans.

SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of) was issued by FASB in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 121 is not anticipated to have a significant impact on the Company's financial condition or results of operations once implemented.

SFAS No. 122 (Accounting for Mortgage Servicing Rights) was issued by FASB in May 1995. SFAS No. 122 requires accounting recognition of the rights to service mortgage loans for others. The total cost of the mortgage loan will be allocated between the relative fair values of the loan and the mortgage servicing rights. The cost allocated to mortgage servicing rights will be recognized as a separate asset and amortized over the period of estimated servicing income. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 122 is not anticipated to have a significant impact on the Company's financial condition or results of operations. The actual impact of adoption is contingent on the future levels of mortgage loan sales.

SFAS No. 123 (Accounting for Stock-Based Compensation) was issued by FASB in October 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement encourages a "fair value-based method" of accounting for stock-based compensation plans. Upon adoption of SFAS No. 123, the Company will be required to disclose in the notes to the financial statements the difference between the "fair value method" and the "intrinsic value method" as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company will continue to account for stock-based compensation in accordance with APB Opinion No. 25 on the Company's financial statements. SFAS No. 123 is required to be adopted as of January 1, 1996, and will not have a significant impact on the Company's financial condition or results of operations.

                              F&M BANCORPORATION

                                      35
                                   ........

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)

SUMMARY QUARTERLY FINANCIAL INFORMATION
The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994.




                                                                                 THREE MONTHS ENDED
                                                        ------------------------------------------------------------
                                                        MARCH 31         JUNE 30      SEPTEMBER 30       DECEMBER 31
--------------------------------------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
Interest income                                          $16,857         $17,886           $18,795           $19,058
Interest expense                                           7,206           8,077             8,427             8,499
Net interest income                                        9,651           9,809            10,368            10,559
Provision for loan losses                                    324             286               480               509
Net income applicable to common stock                      2,480           2,620             3,098             3,159
Earnings per common share                                    .43             .45               .53               .55

1994
Interest income                                          $14,235         $14,808           $15,506           $16,185
Interest expense                                           5,637           5,627             5,990             6,508
Net interest income                                        8,598           9,181             9,516             9,677
Provision for loan losses                                    199             307               331               481
Net income applicable to common stock                      1,817           2,103             2,308             1,515
Earnings per common share                                    .31             .36               .40               .26

                              F&M BANCORPORATION

                                      36
                                   ........

MARKET INFORMATION AND DIVIDENDS

F&M Common Stock trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "FMBK." F&M had approximately 2,400 shareholders of record at February 29, 1996. The following table summarizes high and low prices and cash dividends paid for F&M Common Stock for the periods indicated. The high and low prices represent actual trade prices as reported on NASDAQ.


       CALENDAR                   CASH DIVIDENDS
       PERIOD       HIGH   LOW    PAID PER SHARE
------------------------------------------------
1994   1st quarter  20.50  17.75       .12
       2nd quarter  23.75  19.75       .12
       3rd quarter  23.25  20.75       .12
       4th quarter  23.00  21.00       .12


       CALENDAR                   CASH DIVIDENDS
       PERIOD       HIGH   LOW    PAID PER SHARE
------------------------------------------------
1995   1st quarter  22.00  20.50       .15
       2nd quarter  22.00  19.75       .15
       3rd quarter  25.00  20.38       .15
       4th quarter  27.50  23.75       .15


According to information provided by NASDAQ, the trading volume of F&M Common Stock on NASDAQ was 795,367 shares during 1995 and 609,955 shares during 1994.

F&M has paid quarterly or annual cash dividends since its inception. The holders of F&M Common Stock are entitled to receive such dividends as are declared by the board of directors of F&M, which considers (and may change) payment of dividends quarterly. For the first quarter of 1996, the board of directors has declared a dividend of $.18 per share.

The ability of F&M to pay dividends is dependent upon the receipt of dividends from F&M subsidiary banks, payment of which is subject to regulatory restrictions. In determining cash dividends, F&M's board of directors considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines issued by the Federal Reserve Board and other banking regulators, financial condition of F&M and the banks, and other relevant factors. See Note 15 of Notes to Consolidated Financial Statements and the discussion under "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy" for restrictions on the ability of the F&M subsidiary banks to pay dividends.


TOTAL COMPOUNDED ANNUAL
RETURN OF OVER 20%


                  11/17/80
S&P 500              $10,000

                  12/31/95
F&M                  $164,403        20.3%
S&P 500              $ 79.954        14.5%
SMALL CAP BANKS      $ 51,500        11.5%


ANNUAL
DIVIDENDS PER SHARE


'90       '91       '92       '93      '94       '95         '96
0.18      0.22      0.27      0.36     0.48      0.60        0.72



Dividends per share are restated to reflect past stock dividends and splits, but are not restated for acquisitions


BOOK VALUE
PER COMMON SHARE



'92        '93       '94       '95      '96
10.93     11.05     12.61     13.52    14.83



Book Value per common share are restated to reflect the 10% stock dividend paid to shareholders on March 26, 1992 and the two for one stock split paid to shareholders on March 19, 1993. Numbers exclude FASB 115 adjustment.

                               F&M BANCORPATION

                                      37
                                   ........

INDEPENDENT AUDITOR'S REPORT


Board of Directors
F&M Bancorporation, Inc.
Kaukauna, Wisconsin

We have audited the accompanying consolidated balance sheets of F&M Bancorporation, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of F&M Bancorporation, Inc. and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 1995, the Company changed its method of accounting for impaired loans. In 1994, the Company changed its method of accounting for investments in debt and equity securities.

                                                  /S/ Wipfli Ullrich Bertelson
                                                  ----------------------------
                                                  Certified Public Accountants


February 2, 1996
Appleton, Wisconsin

                              F&M BANCORPORATION

                                      38
                                   ........

CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994

ASSETS
                                                                                 1995               1994
--------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS                                                  $ 38,887,046       $ 35,962,434
FEDERAL FUNDS SOLD                                                         20,118,000          4,231,000
--------------------------------------------------------------------------------------------------------
        Cash and cash equivalents                                          59,005,046         40,193,434
INVESTMENTS:
        Interest-bearing deposits in other financial institutions             551,021            839,558
        Investment securities available for sale - Stated at fair value   109,879,167        106,266,144
        Investment securities held to maturity - Fair value of
        $67,545,476 in 1995 and $63,067,682 in 1994                        65,948,661         64,786,382
TOTAL LOANS                                                               680,022,665        630,620,843
        Allowance for credit losses                                        (8,602,625)        (7,751,629)
--------------------------------------------------------------------------------------------------------
NET LOANS                                                                 671,420,040        622,869,214
PREMISES AND EQUIPMENT                                                     20,490,971         19,922,867
OTHER ASSETS                                                               15,831,225         15,721,388
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                             $943,126,131       $870,598,987
========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------
DEPOSITS:
        Non-interest-bearing deposits                                    $104,735,506       $104,674,374
        Interest-bearing deposits                                         717,453,068        657,560,918
--------------------------------------------------------------------------------------------------------
        Total deposits                                                    822,188,574        762,235,292
SHORT-TERM BORROWINGS                                                      12,194,134         19,846,230
OTHER BORROWINGS                                                           10,833,244          6,366,488
OTHER LIABILITIES                                                          11,828,482          6,370,926
--------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES                                                 857,044,434        794,818,936
--------------------------------------------------------------------------------------------------------
MINORITY INTEREST IN SUBSIDIARIES                                             189,863            209,712
--------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 18)

STOCKHOLDERS' EQUITY:
        Common stock - $1 par value:
         Authorized - 10,000,000 shares
         Issued - 5,836,545 shares                                          5,836,545          5,836,545
        Capital surplus                                                    41,813,467         41,838,442
        Retained earnings                                                  39,157,371         31,277,335
        Unrealized loss on securities available for sale - Net of tax         (91,111)        (3,271,983)
        Less - Common stock held in treasury at cost -
         39,000 shares in 1995 and 5,000 shares in 1994                      (824,438)          (110,000)
--------------------------------------------------------------------------------------------------------
        TOTAL STOCKHOLDERS' EQUITY                                         85,891,834         75,570,339
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $943,126,131       $870,598,987
========================================================================================================

          See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                      39
                                   ........


CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1995, 1994, and 1993


                                                              1995         1994         1993
--------------------------------------------------------------------------------------------
INTEREST INCOME:
         Interest and fees on loans                    $61,654,323  $50,028,274  $45,320,242
         Interest on investment securities:
           Taxable                                       6,826,626    6,660,923    8,555,570
           Tax-exempt                                    3,494,926    3,554,558    3,209,175
         Other interest income                             619,899      490,408      817,504
--------------------------------------------------------------------------------------------
           TOTAL INTEREST INCOME                        72,595,774   60,734,163   57,902,491
--------------------------------------------------------------------------------------------
INTEREST EXPENSE:
         Deposits                                       30,306,628   22,416,988   22,578,801
         Short-term borrowings                             934,570      807,833      306,078
         Other borrowings                                  968,040      537,575      819,237
--------------------------------------------------------------------------------------------
           TOTAL INTEREST EXPENSE                       32,209,238   23,762,396   23,704,116
--------------------------------------------------------------------------------------------
NET INTEREST INCOME                                     40,386,536   36,971,767   34,198,375
Provision for credit losses                              1,599,435    1,318,050    1,288,770
--------------------------------------------------------------------------------------------
Net interest income after provision for credit losses   38,787,101   35,653,717   32,909,605
--------------------------------------------------------------------------------------------
OTHER INCOME:
         Service fees                                    2,533,945    2,231,039    2,156,296
         Net security gains                                 36,529       49,833      459,304
         Other operating income                          1,937,973    1,683,805    2,423,313
--------------------------------------------------------------------------------------------
            TOTAL OTHER INCOME                           4,508,447    3,964,677    5,038,913
--------------------------------------------------------------------------------------------
OTHER EXPENSES:
         Salaries and employee benefits                 13,604,169   14,627,022   13,507,635
         Net occupancy expense                           3,909,449    3,909,477    3,418,384
         FDIC assessment                                   879,156    1,636,560    1,538,399
         Data processing                                 1,281,501    1,291,862      961,763
         Goodwill amortization                             398,056      397,602      376,095
         Other operating expenses                        6,439,273    7,068,722    6,813,199
--------------------------------------------------------------------------------------------
           TOTAL OTHER EXPENSES                         26,511,604   28,931,245   26,615,475
--------------------------------------------------------------------------------------------
Income before provision for income taxes                16,783,944   10,687,149   11,333,043
Provision for income taxes                               5,426,590    2,923,017    3,251,529
--------------------------------------------------------------------------------------------
NET INCOME                                             $11,357,354   $7,764,132   $8,081,514
============================================================================================
Net income applicable to common stock                  $11,357,354   $7,742,965   $7,894,927
============================================================================================
Earnings per common share                                    $1.96        $1.33        $1.44
============================================================================================

          See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                      40
                                   ........

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1995, 1994, and 1993


                                                                  COMMON STOCK
                                                             --------------------      CAPITAL
                                                             SHARES        AMOUNT      SURPLUS
----------------------------------------------------------------------------------------------
Balance, January 1, 1993                                  4,395,072    $4,395,072  $26,191,335
Pooling of interests - Union State Bank                     740,561       740,561    4,763,439
----------------------------------------------------------------------------------------------
Balance, January 1, 1993, as restated                     5,135,633     5,135,633   30,954,774
Net income
Cash dividends declared:
        Common stock
        Preferred stock
Contribution of 6,236 shares of treasury stock to
 retirement and savings plan                                                            41,033
Sale of 13,102 shares of treasury stock                                                 74,945
Sale of 14,012 shares of common stock to
 dividend reinvestment plan                                  14,012        14,012      220,753
Proceeds from issuance of 683,100 shares of common stock    683,100       683,100   10,491,994
Purchase of 1,301 shares of treasury common stock
----------------------------------------------------------------------------------------------
Balance, December 31, 1993                                5,832,745     5,832,745   41,783,499
Change in accounting for investments - Adoption
 of SFAS No. 115
Net income
Cash dividends declared:
        Common stock
        Preferred stock
Exercise of stock options                                     3,800         3,800       31,730
Redemption of preferred stock
Contribution of 2,092 shares of treasury stock to
 retirement and savings plan                                                            23,213
Purchase of 5,000 shares of treasury common stock
Change in unrealized loss on securities
 available for sale - Net of tax
----------------------------------------------------------------------------------------------
Balance, December 31, 1994                                5,836,545     5,836,545   41,838,442
Net income
Cash dividends declared:
        Common stock
Exercise of stock options                                                              (24,975)
Purchase of 40,000 shares of treasury common stock
Change in unrealized loss on securities
 available for sale - Net of tax
----------------------------------------------------------------------------------------------
Balance, December 31, 1995                                5,836,545    $5,836,545  $41,813,467
==============================================================================================

         See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                      41
                                   ........

                                                                                                   UNREALIZED
                                                                                                      LOSS ON
                                                     PREFERRED STOCK                               SECURITIES
         RETAINED        TREASURY        --------------------------------------------           AVAILABLE FOR
         EARNINGS           STOCK        CLASS A          CLASS B             CLASS C       SALE - NET OF TAX
-------------------------------------------------------------------------------------------------------------
      $17,235,799       $(147,654)    $  420,750      $ 1,236,938           $ 415,500             $
        3,359,408
-------------------------------------------------------------------------------------------------------------
       20,595,207                        420,750        1,236,938             415,500
        8,081,514

       (2,567,781)
         (186,587)

                           54,066
                           94,983



                          (19,500)
-------------------------------------------------------------------------------------------------------------
       25,922,353         (18,105)       420,750        1,236,938             415,500

                                                                                                      847,449
        7,764,132

       (2,387,983)
          (21,167)

                                        (420,750)      (1,236,938)           (415,500)

                           18,105
                         (110,000)

                                                                                                   (4,119,432)
-------------------------------------------------------------------------------------------------------------
       31,277,335        (110,000)           -0-              -0-                 -0-              (3,271,983)
       11,357,354

       (3,477,318)
                          131,187
                         (845,625)

                                                                                                    3,180,872
-------------------------------------------------------------------------------------------------------------
      $39,157,371       $(824,438)     $     -0-      $       -0-           $     -0-             $   (91,111)
=============================================================================================================

         See accompanying notes to consolidate financial statements.

                              F&M BANCORPORATION

                                      42
                                   ........


  CONSOLIDATED STATEMENTS OF CASH FLOWS
  Years Ended December 31, 1995, 1994, and 1993

                                                                     1995              1994              1993
--------------------------------------------------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents:
     Cash flows from operating activities:
--------------------------------------------------------------------------------------------------------------
         Net income                                           $11,357,354        $7,764,132        $8,081,514
--------------------------------------------------------------------------------------------------------------
         Adjustments to reconcile net income to
          net cash provided by operating activities:
             Provision for depreciation and net amortization    2,170,986         2,867,412         2,880,369
             Provision for credit losses                        1,599,435         1,318,050         1,288,770
             Credit for deferred income taxes                    (249,974)         (668,914)         (366,441)
             Net security gains                                   (36,529)          (49,833)         (459,304)
             (Gain) loss on sale of premises and
              equipment and other real estate                     (69,296)           44,786            10,485
             Provision for other real estate losses                55,481           271,501           469,032
             Change in other assets                              (550,193)       (1,139,283)        1,187,544
             Change in other liabilities                        3,598,832         1,327,303          (700,881)
             Increase (decrease) in minority interest               3,160             9,051            (3,556)
-------------------------------------------------------------------------------------------------------------
             Total adjustments                                  6,521,902         3,980,073         4,306,018
-------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                 17,879,256        11,744,205        12,387,532
-------------------------------------------------------------------------------------------------------------
     Cash flows from investing activities:
          Net decrease in interest-bearing deposits
          in other financial institutions                         288,537         1,033,717           154,380
         Proceeds from sale of securities:
          Available for sale                                   11,229,819        27,113,364
          Held to maturity                                                        1,540,731         1,930,460
          Held for sale                                                                            33,995,757
         Proceeds from maturities of securities:
          Available for sale                                   27,618,004        30,219,680
          Held to maturity                                      8,177,699        13,450,932        14,507,154
          Held for sale                                                                            43,029,668
        Payment for purchases of securities:
          Available for sale                                  (32,757,096)      (28,280,765)
          Held to maturity                                    (14,095,195)      (18,194,011)      (16,940,453)
          Held for sale                                                                           (87,808,464)
        Net increase in loans                                 (50,357,589)      (90,914,232)      (55,444,614)
        Capital expenditures                                   (2,295,685)       (4,070,259)       (3,908,330)
        Proceeds from sale of premises and equipment               16,020           280,152            30,064
        Proceeds from sale of other real estate                   579,640           277,016           916,066
        Purchase of equity in subsidiary bank                     (23,009)                            (22,975)
-------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                    (51,618,855)      (67,543,675)      (69,561,287)
=============================================================================================================


                              F&M BANCORPORATION

                                      43
                                   ........

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended December 31, 1995, 1994, and 1993

                                                                1995              1994              1993
-----------------------------------------------------------------------------------------------------------
    Cash flows from financing activities:
        Net increase in deposits                          $59,953,282       $37,434,017       $33,229,928
        Net increase (decrease) in short-term borrowings   (7,652,096)       14,002,557           843,642
        Proceeds from other borrowings                      5,500,000         4,100,000         1,200,000
        Principal payments on other borrowings             (1,033,244)      (11,674,361)       (3,560,691)
        Proceeds from exercise of stock options               106,212            35,530
        Payment for redemption of preferred stock                            (2,073,188)
        Purchase of shares of treasury common stock          (845,625)         (110,000)
        Proceeds from sale of common
         stock held in treasury                                                                   169,928
        Sale of shares of common stock to
         dividend investment plan                                                                 234,765
        Proceeds from issuance of common stock                                                 11,175,094
        Dividends paid                                     (3,477,318)       (2,409,150)       (2,737,863)
---------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities              52,551,211        39,305,405        40,554,803
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents       18,811,612       (16,494,065)      (16,618,952)
Cash and cash equivalents at beginning                     40,193,434        56,687,499        73,306,451
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end                          $59,005,046       $40,193,434       $56,687,499
=========================================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid during the year for:
    Interest                                              $29,926,288       $23,307,403       $24,030,949
    Income taxes                                            5,914,449         3,613,372         4,092,959

NONCASH INVESTING AND FINANCING ACTIVITIES:

Loans charged off                                            $925,481          $891,340          $755,347
Loans transferred to other real estate                        328,093           541,038         1,049,890


During 1994 and 1993, the Company contributed 2,092 and 6,236 shares of treasury stock, respectively, to the 401(k) retirement and savings plan.

During 1993, 1,301 shares of treasury stock were acquired by a subsidiary of the Company in lieu of repayment of loans.

See Note 3 for details of noncash consideration paid in acquisitions which occurred in 1995 and 1994.

          See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                       44
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and general practices within the banking industry. Significant accounting policies are summarized below.

NATURE OF OPERATIONS
F&M Bancorporation, Inc. (the "Company") is a Wisconsin multibank holding company. Its 13 subsidiary banks provide a full range of commercial and retail banking services to customers at 45 locations throughout Wisconsin. Through its subsidiary banks, the Company provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of F&M
Bancorporation, Inc. and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and non-interest-bearing deposits in correspondent banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENT SECURITIES
The Company's investment securities are classified in two categories and accounted for as follows in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

  Securities available for sale - Securities available for sale consist of investment securities not classified as securities held to maturity. These securities are stated at fair value. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

  Securities held to maturity - Investment securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

INTEREST AND FEES ON LOANS
Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest is doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. Unamortized net loan fees are recorded as part of the balance of outstanding loans.

ALLOWANCE FOR CREDIT LOSSES
Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures."

In accordance with the new standard, the 1995 allowance for loan losses includes specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash

                              F&M BANCORPORATION

                                       45
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Since the Company evaluates the overall adequacy of the allowance for credit losses on an ongoing basis, the adoption of SFAS No. 114 did not affect the amount of the allowance for credit losses or the existing income recognition and charge-off policies for nonperforming loans.

Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows, collateral value, and other information used by management.

The Company continues to maintain a general allowance for credit losses for loans not within the scope of SFAS No. 114. The allowance for credit losses is maintained at a level which management believes is adequate to provide for possible credit losses. Management periodically evaluates the adequacy of the allowance using the Company's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective since it requires material estimates (including the amounts and timing of future cash flows expected to be received on impaired loans) that may be susceptible to significant change.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed principally on the straight-line method and is based on the estimated useful lives of the assets varying from five to fifty years on buildings and five to twenty years on equipment.

GOODWILL
The excess of cost over the net assets of subsidiaries acquired is amortized using the straight-line method over a 15-year period from the date of acquisition.

OTHER REAL ESTATE
Other real estate is carried at the lower of cost or fair value, less estimated sales costs.

INCOME TAXES
Deferred income taxes have been provided under the liability method prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.

EARNINGS PER SHARE
Earnings per common share are based upon the weighted average number of common shares outstanding. The weighted average number of shares outstanding was 5,797,107 in 1995; 5,833,046 in 1994; and 5,500,875 in 1993. The outstanding stock options are not dilutive; therefore, fully diluted earnings per share are not presented.

FUTURE ACCOUNTING CHANGE
The Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances

                              F&M BANCORPORATION

                                       46
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 121 is not anticipated to have a significant impact on the Company's financial condition or results of operations once implemented.

NOTE 2 - CHANGES IN ACCOUNTING PRINCIPLES

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." There was no impact on net income as a result of the adoption of SFAS No. 114 at January 1, 1995.

In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required under the statement, the Company adopted the provisions of the new standard at the beginning of 1994. In accordance with SFAS No. 115, prior-period financial statements were not restated to reflect the change in accounting principle. The impact of the adoption of SFAS No. 115 on January 1, 1994, was an increase in the value of investment securities of $1,373,910, an increase in deferred tax liabilities of $526,461, and an increase in stockholders' equity of $847,449. The adoption of SFAS No. 115 had no impact on 1994 net income.

NOTE 3 - BUSINESS COMBINATIONS

On January 9, 1995, F&M Bancorporation, Inc. acquired 100% of the outstanding stock of Union State Bank (n/k/a F&M Bank - Waushara County) in an exchange offer. Company stock totaling 740,561 shares was issued in exchange for 99.97% of the outstanding shares of Union State Bank. The remaining shares of Union State Bank stock were acquired for cash.

This transaction has been accounted for as a pooling of interests. All financial information included in the consolidated financial statements and notes thereto has been restated to include the results of Union State Bank. The following summarizes the separate results of operations of the Company and Union State Bank for the years ended December 31:

                                               1994         1993
----------------------------------------------------------------
Net interest income:
    F&M Bancorporation, Inc.            $32,587,190  $29,636,030
    F&M Bank - Waushara County            4,384,577    4,562,345
----------------------------------------------------------------
        Combined and restated           $36,971,767  $34,198,375
================================================================
Net income applicable to common stock:
    F&M Bancorporation, Inc.             $7,565,585   $6,830,034
    F&M Bank - Waushara County              177,380    1,064,893
----------------------------------------------------------------
        Combined and restated            $7,742,965   $7,894,927
================================================================
Earnings per share:
    F&M Bancorporation, Inc.                  $1.49        $1.43
================================================================
        Combined and restated                 $1.33        $1.44
================================================================


On February 11, 1994, F&M Merger Corporation ("Merger"), a wholly owned subsidiary of the Company, acquired, through a merger, 100% of the outstanding stock of First National Financial Corporation (FNFC), which owned 100% of First National Bank of Wisconsin (n/k/a F&M Bank - Northeast). Company stock totaling 347,328 shares was issued in exchange for all of the outstanding shares of FNFC stock. As part of the transaction, the Company redeemed the outstanding preferred stock of FNFC for cash of $2,073,188.

On March 21, 1994, Merger acquired, through a merger, 100% of the outstanding stock of Pulaski Bancshares, Inc. ("Pulaski") which owned 100% of Pulaski State Bank (F&M Bank - Pulaski). Company stock totaling 867,214 shares was issued in exchange for all of the outstanding shares of Pulaski stock. On August 31, 1994, F&M Bank - Pulaski merged its operations into F&M Bank - Northeast.

These two transactions have been accounted for as poolings of interests. All financial information included in the consolidated financial statements and notes thereto has been restated to include the results of F&M Bank - Northeast.

                              F&M BANCORPORATION

                                       47
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)

NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $3,244,000 are restricted at December 31, 1995, to meet the reserve requirements of the Federal Reserve System.

NOTE 5 - INVESTMENT SECURITIES

The estimated fair value and amortized cost of investment securities are as follows:


                                                                   1995
                                           --------------------------------------------------
                                                              GROSS       GROSS
                                              ESTIMATED  UNREALIZED  UNREALIZED     AMORTIZED
                                             FAIR VALUE       GAINS      LOSSES          COST
---------------------------------------------------------------------------------------------
Investment securities available for sale:
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies            $ 35,394,858  $  194,416    $148,468  $ 35,348,910
    Obligations of states and
      political subdivisions                  6,405,972       8,366      50,782     6,448,388
    Mortgage-related securities              51,127,634     401,649     565,088    51,291,073
    Other securities                         16,950,703      46,656      37,520    16,941,567
---------------------------------------------------------------------------------------------
    Total investment securities
      available for sale                   $109,879,167  $  651,087    $801,858  $110,029,938
=============================================================================================
  Investment securities held to maturity:
    Obligations of states and
      political subdivisions               $ 67,545,476  $1,745,970    $149,155  $ 65,948,661
=============================================================================================

                                                                   1994
                                           --------------------------------------------------
                                                              GROSS       GROSS
                                              ESTIMATED  UNREALIZED  UNREALIZED     AMORTIZED
                                             FAIR VALUE       GAINS      LOSSES          COST
---------------------------------------------------------------------------------------------
Investment securities available for sale:
    U.S. Treasury securities and
     obligations of U.S. government
     corporations and agencies             $ 38,253,941    $ 23,595  $1,338,880  $ 39,569,226
    Obligations of states and
     political subdivisions                  14,207,170      41,305     708,744    14,874,609
    Mortgage-related securities              44,298,180      85,688   3,034,434    47,246,926
    Other securities                          9,506,853         985     259,062     9,764,930
---------------------------------------------------------------------------------------------
    Total investment securities
     available for sale                    $106,266,144    $151,573  $5,341,120  $111,455,691
=============================================================================================
Investment securities held to maturity:
    Obligations of states and
     political subdivisions                $ 56,720,183    $575,594  $1,959,057  $ 58,103,646
    Obligations of other U.S. government
     corporations and agencies                4,469,979       3,418     298,144     4,764,705
    Corporate and other securities            1,032,220         532      20,078     1,051,766
    Mortgage-related securities                 845,300         706      21,671       866,265
---------------------------------------------------------------------------------------------
    Total investment securities
     held to maturity                      $ 63,067,682    $580,250  $2,298,950  $ 64,786,382
=============================================================================================

Fair values of securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

                              F&M BANCORPORATION

                                       45
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)

NOTE 5 - INVESTMENT SECURITIES (CONTINUED)

The estimated fair value and amortized cost of investment securities (available for sale and held to maturity) at December 31, 1995, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            SECURITIES AVAILABLE FOR SALE     SECURITIES HELD TO MATURITY
---------------------------------------------------------------------------------------------------------
                                               ESTIMATED        AMORTIZED       ESTIMATED       AMORTIZED
                                              FAIR VALUE             COST      FAIR VALUE            COST
---------------------------------------------------------------------------------------------------------
Due in three months or less                 $ 12,606,239     $ 12,626,249     $   284,950     $   248,795
Due after three months through one year        2,816,699        2,788,289         978,343         975,959
Due after one year through five years         32,479,099       32,545,138      15,737,927      15,314,951
Due after five years through ten years         5,143,289        5,091,777      26,158,086      25,286,060
Due after ten years                            5,706,207        5,687,412      24,386,170      24,122,896
---------------------------------------------------------------------------------------------------------
                                              58,751,533       58,738,865      67,545,476      65,948,661
Mortgage-related securities                   51,127,634       51,291,073
---------------------------------------------------------------------------------------------------------
Total                                       $109,879,167     $110,029,938     $67,545,476     $65,948,661
=========================================================================================================


Following is a summary of the proceeds from sales of investment securities available for sale and held for sale as well as gross gains and losses for the years ended December 31:

                                                     1995         1994         1993
-----------------------------------------------------------------------------------
Proceeds from sales of investment securities
 available for sale and held for sale         $11,229,819  $28,654,095  $35,926,217
Gross gains on sales                               61,245      183,953      529,422
Gross losses on sales                              24,716      134,120       70,118



Proceeds from sales of investment securities for 1994 include $1,540,731 of proceeds from the sale of held-to-maturity securities which were held by Union State Bank (the "Bank"). These sales were made to adjust the Bank's credit risk policy to that of the Company's. Gross gains and gross losses on the sale of these securities were $1,346 and $94,546, respectively.

The estimated fair value and amortized cost of investment securities pledged to secure public deposits, short-term borrowings, and for other purposes required by law as of December 31 follow:

                                    1995               1994
-----------------------------------------------------------
Amortized cost               $34,080,000        $16,908,000
Estimated fair value          33,835,000         15,889,000


The obligations of states and political subdivisions are generally purchased with the intent to hold to maturity. A significant portion of these securities are rated by Moody's with ratings ranging from A to AAA. For those securities not rated, market values are obtained from brokerage services utilized by the Company. At December 31, 1995, the total carrying value of nonrated obligations of states and political subdivisions was approximately $16,189,000.

                              F&M BANCORPORATION

                                       49
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - LOANS

The composition of loans at December 31 follows:

                                                                1995          1994
----------------------------------------------------------------------------------
Commercial, industrial, and financial                   $118,570,368  $105,611,790
Agricultural                                              40,837,106    40,211,787
Real estate:
 Construction                                             22,373,753    17,369,196
 Mortgage                                                453,292,146   420,794,956
Installment                                               44,949,292    46,633,114
----------------------------------------------------------------------------------
Total loans                                             $680,022,665  $630,620,843
==================================================================================

The aggregate amount of nonperforming loans was approximately $6,389,000 and $5,684,000 at December 31, 1995 and 1994, respectively. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, those loans on a nonaccrual status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. If nonaccrual and renegotiated loans had been current, or not troubled, approximately $569,000, $634,000, and $602,000 of interest income would have been recorded for the years ended December 31, 1995, 1994, and 1993, respectively. Interest income actually recorded on these loans was approximately $192,000, $279,000, and $184,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

At December 31, 1995, the recorded investment in loans considered to be impaired was $4,045,000 of which $1,578,000 was on a nonaccrual basis. Included in this amount is $3,684,000 of impaired loans for which the related allowance for loan losses is $843,000. The average recorded investment in impaired loans during 1995 was approximately $4,327,000. For the year ended December 31, 1995, the Company recognized interest income on those impaired loans of $325,000 which included $73,000 of interest income recognized using the cash basis method of income recognition.

The subsidiary banks in the ordinary course of banking business grant loans to the Company's executive officers and directors including their families and firms in which they are principal owners.

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans during 1995 is summarized below:

      Loans outstanding, December 31, 1994                 $11,309,274
      New loans                                              4,599,152
      Repayment                                             (5,464,093)
----------------------------------------------------------------------
      Loans outstanding, December 31, 1995                 $10,444,333
======================================================================

An analysis of the allowance for credit losses for the years ended December 31 follows:

                                                      1995               1994             1993
----------------------------------------------------------------------------------------------
Balance, January 1                              $7,751,629         $7,154,555       $6,414,897
Provision for credit losses                      1,599,435          1,318,050        1,288,770
Recoveries on loans                                177,042            170,364          206,235
Loans charged off                                 (925,481)          (891,340)        (755,347)
----------------------------------------------------------------------------------------------
Balance, December 31                            $8,602,625         $7,751,629       $7,154,555
----------------------------------------------------------------------------------------------

FUTURE ACCOUNTING CHANGE
The FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," in May 1995. SFAS No. 122 requires accounting recognition of the rights to service mortgage loans for others. The total cost of the mortgage loan will be allocated between the relative fair values of the loan and the mortgage servicing rights. The cost allocated to mortgage servicing rights will be recognized as a separate asset and amortized over the period of estimated servicing income. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 122 is not

                              F&M BANCORPORATION

                                       50
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - LOANS (CONTINUED)

anticipated to have a significant impact on the Company's financial condition or results of operations. The actual impact of adoption is contingent on the future levels of mortgage loan sales.

NOTE 7 - PREMISES AND EQUIPMENT

An analysis of premises and equipment at December 31 follows:


                                                                      1995               1994
---------------------------------------------------------------------------------------------
Land                                                          $  3,776,201       $  3,525,636
Buildings and improvements                                      18,873,090         18,248,774
Furniture and equipment                                         13,911,470         13,736,531
Construction in progress                                           680,520            220,796
---------------------------------------------------------------------------------------------
Totals                                                          37,241,281         35,731,737
Less - Accumulated depreciation and amortization               (16,750,310)       (15,808,870)
---------------------------------------------------------------------------------------------
Net book value                                                $ 20,490,971       $ 19,922,867
=============================================================================================


Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,669,815 in 1995, $1,599,904 in 1994, and $1,495,273 in
1993.

NOTE 8 - OTHER REAL ESTATE

Included in other assets is other real estate totaling $644,131 and $936,407 at December 31, 1995 and 1994, respectively. There is no allowance for losses on other real estate. Other real estate expenses, including depreciation, totaled $115,270, $401,206, and $630,718 for 1995, 1994, and 1993,
respectively.

NOTE 9 - DEPOSITS

The distribution of deposits at December 31 is as follows:

                                                                    1995          1994
--------------------------------------------------------------------------------------
Non-interest-bearing demand deposits                        $104,735,506  $104,674,374
Interest-bearing demand deposits                              79,030,552    82,202,836
Savings deposits                                             134,425,745   131,608,583
Money market deposits                                         73,300,086    65,062,386
Time deposits                                                430,696,685   378,687,113
--------------------------------------------------------------------------------------
Total deposits                                              $822,188,574  $762,235,292
======================================================================================


Time deposits of $100,000 or more were $75,303,000 and $53,802,000 at December 31, 1995 and 1994, respectively. Interest expense on time deposits of $100,000 or more was $3,792,000, $1,674,000, and $1,329,000, for the years ended
December 31, 1995, 1994, and 1993, respectively.

                               F&M BANCORPORATION

                                       51
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 - SHORT-TERM BORROWINGS


The composition of short-term borrowings at December 31 follows:

                                                                         1995         1994
------------------------------------------------------------------------------------------
Federal funds purchased and securities sold
 under repurchase agreements                                      $12,194,134  $19,442,374
Other short-term borrowings                                                        403,856
------------------------------------------------------------------------------------------
Totals                                                            $12,194,134  $19,846,230
==========================================================================================

The following information relates to federal funds purchased and securities sold under repurchase agreements for the years ended December 31:

                                                                  1995         1994
-----------------------------------------------------------------------------------
As of year end - Weighted average rate                           5.65%        5.90%
For the year:
 Highest month-end balance                                 $31,903,945  $32,508,681
 Daily average balance                                      15,884,926   18,590,214
 Weighted average rate                                           5.81%        4.38%



NOTE 11 - OTHER BORROWINGS

Other borrowings at December 31 consist of the following:


                                                                  1995         1994
-----------------------------------------------------------------------------------
Federal Home Loan Bank advances (a)                        $10,800,000   $5,300,000
Note payable, due May 31, 1995 (b)                                        1,000,000
Note payable to former stockholder (c)                          33,244       66,488
-----------------------------------------------------------------------------------
Totals                                                     $10,833,244   $6,366,488
===================================================================================


(a) As members of the Federal Home Loan Bank (FHLB) system, individual bank subsidiaries may utilize various borrowing alternatives, secured by pledges of mortgage loans (totaling approximately $93,555,000) and FHLB stock. At December 31, 1995, the subsidiaries' outstanding advances had original maturities ranging from three months to seven years and fixed and adjustable rates ranging from 4.60% to 7.73%. Interest is payable monthly.

     The scheduled principal maturities of these advances at December 31, 1995, are summarized as follows:

                1996                                $8,600,000
                1997                                   300,000
                1998                                   200,000
                1999                                   400,000
                Thereafter                           1,300,000
                ----------------------------------------------
                                                   $10,800,000
                ==============================================

(b) This note was paid in 1995. The interest rate on this note at December 31, 1994, was 7.23%. The note was secured by all of the common stock of the subsidiary banks owned by the Company.

(c) Note payable is due August 1, 1996. The note is unsecured with interest payable at F&M Bank - Lancaster's one-year CD rate, adjusted annually. The interest rate was 5.75% and 4.30% at December 31, 1995 and 1994, respectively.

                               F&M BANCORPORATION

                                       52
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 - INCOME TAXES


The components of the provision for income taxes are as follows for the years ended December 31:


                                                                    1995             1994             1993
----------------------------------------------------------------------------------------------------------
Current tax expense:
 Federal                                                      $4,747,593       $2,848,700       $2,881,965
 State                                                           928,971          743,231          736,005
----------------------------------------------------------------------------------------------------------
Total current                                                  5,676,564        3,591,931        3,617,970
----------------------------------------------------------------------------------------------------------
Deferred tax credit                                             (249,974)        (668,914)        (314,979)
----------------------------------------------------------------------------------------------------------
Tax benefit of net operating loss carryforward                                                     (51,462)
----------------------------------------------------------------------------------------------------------
Total provision for income taxes                              $5,426,590       $2,923,017       $3,251,529
==========================================================================================================


Included in the total provision for income taxes is expense of approximately $15,000, $20,000, and $184,000 for the years ended December 31, 1995, 1994, and 1993, respectively, related to security transactions.

As of December 31, 1995 and 1994, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major components of deferred tax assets and deferred tax liabilities are as follows:

                                                                1995             1994
-------------------------------------------------------------------------------------
Deferred tax assets:
        Reserve for loan losses                           $2,560,028       $1,961,453
        Deferred compensation                                212,792          246,823
        Nonperforming assets                                 364,734          420,923
        Net operating losses                                 835,622          897,444
        Unrealized loss on securities available for sale      59,660        1,917,564
        Pension                                              314,411          335,083
        Other                                                130,921          156,704
-------------------------------------------------------------------------------------
                                                           4,478,168        5,935,994
        Valuation allowance                                 (560,000)        (547,000)
-------------------------------------------------------------------------------------
        Deferred tax assets                                3,918,168        5,388,994
-------------------------------------------------------------------------------------
Deferred tax liabilities:
        Depreciation                                      (1,376,292)      (1,237,184)
        Leases                                               (69,256)         (71,260)
-------------------------------------------------------------------------------------
        Deferred tax liabilities                          (1,445,548)      (1,308,444)
-------------------------------------------------------------------------------------
Net deferred tax assets                                   $2,472,620       $4,080,550
=====================================================================================


The Company and two of its subsidiaries have separate Wisconsin net operating loss carryforwards totaling approximately $10,800,000 at December 31, 1995. These net operating loss carryforwards begin to expire in 1996. Since the Company and these subsidiaries are required to file separate returns for Wisconsin and they are not expected to generate taxable income, no tax benefit from these losses is anticipated. The valuation allowance represents the benefit of these losses, which is not expected to be realized.

One subsidiary has a federal net operating loss carryforward of approximately $278,000 and a tax credit carryforward of $13,024. Another subsidiary has a Wisconsin net operating loss carryforward of approximately $3,475,000. These carryforwards occurred prior to the acquisition of these subsidiaries and, therefore, can only be used to offset future taxable income of these subsidiaries. The federal carryforwards begin to expire in 2001 and the Wisconsin carryforwards begin to expire in 2006. Based on the annual usage limitations, it is expected these net operating losses and tax credits will be utilized.

                               F&M BANCORPORATION

                                       53
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 - INCOME TAXES (CONTINUED)

A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:


                                              1995                         1994                            1993
                                    ----------------------------------------------------------------------------------
                                                     % OF                         % OF                            % OF
                                                   PRETAX                       PRETAX                          PRETAX
                                     AMOUNT        INCOME         AMOUNT        INCOME        AMOUNT            INCOME
----------------------------------------------------------------------------------------------------------------------
Tax expense at
 statutory rate                     $5,706,541       34.0       $3,633,630        34.0       $3,853,234          34.0
Increase (decrease) in
 taxes resulting from:
    Tax-exempt interest             (1,169,422)      (7.0)      (1,162,210)      (10.9)      (1,081,612)         (9.5)
    State income tax                   645,415        3.8          405,250         3.8          403,300           3.6
    Goodwill amortization              135,339        0.8          135,185         1.3          127,872           1.1
    Other                              108,717        0.7          (88,838)       (0.8)         (51,265)         (0.5)
---------------------------------------------------------------------------------------------------------------------
Provision for income taxes          $5,426,590       32.3       $2,923,017        27.4       $3,251,529          28.7
=====================================================================================================================


NOTE 13 - RETIREMENT PLANS

The Company sponsors a defined contribution 401(k) retirement savings plan covering substantially all employees. Employees are allowed to make voluntary contributions to the plan. The Company makes a matching contribution which is determined based on the Company's return on equity. The Company may also make a discretionary profit-sharing contribution.

F&M Bank - Lakeland continues to maintain an Employee Stock Ownership Plan
(ESOP), which was established prior to the Company's acquisition of this bank. The assets of this plan which include 164,882 shares of the Company stock remain frozen and have not been transferred into the Company's 401(k) retirement savings plan as of December 31, 1995.

F&M Bank - Waushara County sponsors a defined contribution retirement savings plan which covers substantially all the employees of the former Union State Bank. The contributions to this plan for 1995 were consistent with those of the Company's 401(k) retirement savings plan discussed above. The assets of this plan will be transferred into the Company's plan during 1996.

Retirement plan contribution expense charged to operations for all plans (excluding the defined benefit pension plans discussed below) totaled $881,793, $689,152, and $593,820 for 1995, 1994, and 1993, respectively.

F&M Bank - Waushara County sponsored a defined benefit plan covering substantially all employees of the former Union State Bank. Effective August 27, 1994, the plan was frozen resulting in a plan curtailment. A net loss of $445,551 resulted from this curtailment and is included in pension expense in the consolidated income statement for 1994. Subsequent to the curtailment, plan participants will not accrue any additional benefit for service. The Bank's funding policy is to make contributions on an annual basis to the extent allowed for tax purposes.

                               F&M BANCORPORATION

                                       54
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 - RETIREMENT PLANS (CONTINUED)

The following table sets forth F&M Bank - Waushara County's defined benefit pension plan funded status and amounts reflected in the accompanying consolidated balance sheets, at December 31, 1995 and 1994:

                                                                                 1995                                  1994
---------------------------------------------------------------------------------------------------------------------------
    Actuarial present value of benefit obligation:
     Vested benefit obligation                                            $ 2,135,808                           $ 2,650,945
     Nonvested benefit obligation                                                                                    39,713
---------------------------------------------------------------------------------------------------------------------------
    Accumulated benefit obligation                                        $ 2,135,808                           $ 2,690,658
===========================================================================================================================
    Projected benefit obligation                                          $(2,135,808)                          $(2,690,658)
    Plan assets at fair value                                               1,323,182                             1,847,560
---------------------------------------------------------------------------------------------------------------------------
    Accrued pension cost recognized in the consolidated balance sheets    $  (812,626)                          $  (843,098)
===========================================================================================================================

Net pension cost included the following components:

                                                                                 1995               1994               1993
---------------------------------------------------------------------------------------------------------------------------
    Service cost - Benefits earned during the year                        $                    $  33,315        $    50,838
    Interest cost on projected benefit obligation                             161,439            168,385            171,257
    Net amortization and deferral                                             (35,856)           (62,077)            67,063
---------------------------------------------------------------------------------------------------------------------------
    Total periodic pension cost                                               125,583            139,623            289,158
    Less - Actual return on plan assets                                       104,890             61,261             93,281
---------------------------------------------------------------------------------------------------------------------------
    Net periodic pension cost                                             $    20,693          $  78,362        $   195,877
===========================================================================================================================

The following assumptions were used in determining the projected benefit obligation:

                                                                                 1995               1994               1993
----------------------------------------------------------------------------------------------------------------------------
Discount rate                                                                     6.0%               6.0%               7.5%
Rates of increase in compensation levels                                          0.0%               0.0%               3.0%
Expected long-term rate of return on assets                                       7.5%               7.5%               7.5%


The plan assets consist primarily of insurance investment contracts, U.S. government securities, and short-term mutual funds.

NOTE 14 - DEFERRED COMPENSATION PLANS

The Company has entered into deferred compensation agreements with several current and former officers and directors providing monthly benefits over periods ranging from ten to twelve years. At December 31, 1995 and 1994, the Company accrued liabilities of approximately $559,000 and $658,000, respectively, representing the present value of future payments under these agreements. The amount charged to operations under these agreements was approximately $60,000 in 1995, $87,000 in 1994, and $108,000 in 1993.


NOTE 15 - STOCKHOLDERS' EQUITY

The preferred stock as described on the consolidated statement of stockholders' equity was issued by FNFC, which the Company acquired February 11, 1994. As part of the acquisition, the Company redeemed the preferred stock at par value plus accrued dividends.

Federal banking regulatory agencies have established capital adequacy rules which take into account risk attributable to balance sheet assets and off-balance-sheet activities. All banks and bank holding companies must meet a minimum total risk-based capital ratio of 8%. Of the 8% required, half must be comprised of core capital elements defined as Tier 1 capital. The federal banking agencies also have adopted leverage capital guidelines which banking organizations must meet. Under these guidelines, the most highly rated banking organizations must meet a minimum leverage ratio of at least 3% Tier 1 capital to total assets, while lower rated banking organizations must maintain a ratio of at least 4% to 5%.

The Company's and all of its subsidiaries' risk-based capital and leverage ratios meet or exceed the defined minimum requirements.

                               F&M BANCORPORATION

                                       55
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 - STOCKHOLDERS' EQUITY (CONTINUED)

Banking subsidiaries are restricted by banking regulations from making dividend distributions above prescribed amounts. At December 31, 1995, the Company's subsidiaries could have paid approximately $16,976,000 of additional dividends to the Company without prior regulatory approval.

NOTE 16 - STOCK OPTION PLANS

During 1993, the Company established two stock option plans, one for officers and employees (the "Executive Plan") and one for nonemployee directors (the "Directors' Plan"). Options under the Executive Plan are granted at the discretion of the stock option committee of the Company's Board of Directors. Options under the Directors' Plan are granted automatically each year at a date and in an amount specified in the Directors' Plan. Under both plans, options to purchase shares of the Company's common stock are granted at a price equal to the market price of the stock at the date of grant. A total of 150,000 shares were made available, upon stockholder approval, to be subject to grant under these plans.

Following is a summary of stock option transactions for the years ended December 31:


                                                                  Number of Shares
                                                             -------------------------
                                                                1995              1994
--------------------------------------------------------------------------------------
Outstanding at beginning of year                              37,500
Granted during the year                                       20,250            37,500
Exercised during the year (at prices ranging from
 $20.00 to $21.25 per share)                                  (4,500)
Canceled during the year                                      (7,000)
--------------------------------------------------------------------------------------
Outstanding at end of year (at prices ranging from
 $20.00 to $21.50 per share)                                  46,250            37,500
======================================================================================
Available for grant at end of year                            92,250           112,500
======================================================================================


Options granted under these plans expire ten years after the grant.

In connection with the merger of Merger and Pulaski in 1994, an unexercised option under a separate Pulaski stock option plan with an officer of Pulaski was converted into an option for 14,455 shares of the Company's common stock with an exercise price of $9.35 per share. During 1995 and 1994, this officer, now an officer of the Company, exercised options for 1,500 shares and 3,800 shares, respectively. These options expire December 15, 2002.

FUTURE ACCOUNTING CHANGE
The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement encourages a "fair value-based method" of accounting for stock-based compensation plans. Upon adoption of SFAS No. 123, the Company will be required to disclose in the notes to the financial statements the difference between the "fair value method" and the "intrinsic value method" as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company will continue to account for stock-based compensation in accordance with APB Opinion No. 25 on the Company's financial statements. SFAS No. 123 is required to be adopted as of January 1, 1996, and will not have a significant impact on the Company's financial condition or results of operations.


NOTE 17 - ADVERTISING COSTS

Advertising costs are expensed as incurred (or the first time advertising takes place). Advertising expense for 1995 and 1994 was approximately $575,000 and $510,000, respectively.

                               F&M BANCORPORATION

                                       56
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Financial Instruments With Off-Balance-Sheet Risk

The Financial Accounting Standards Board has issued three statements concerning financial instruments. SFAS No. 105 requires that certain information be disclosed about financial instruments with off-balance-sheet risk and financial instruments with concentrations of credit risk. SFAS No. 107 requires such entities to disclose the fair value of financial instruments. SFAS No. 119 requires certain disclosures for derivative financial instruments. The Company does not presently have nor has it had any derivative type instruments requiring disclosure.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31, 1995 and 1994, are as follows:

                                           1995                1994
-------------------------------------------------------------------
Commitments to extend credit        $48,904,000         $52,852,000
Standby letters of credit             5,087,000           4,164,000
Credit card commitments              10,686,000          10,693,000
-------------------------------------------------------------------
                                    $64,677,000         $67,709,000
===================================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

Credit card commitments are commitments on credit cards issued by the Company's subsidiaries and serviced by other companies. These commitments are unsecured.

COMMITMENTS
The Company has committed to purchase land and buildings in 1996 for approximately $1,400,000.

CONTINGENCIES
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

CONCENTRATION OF CREDIT RISK
The Company's subsidiary banks grant residential, commercial, agricultural, and consumer loans throughout Wisconsin. Due to the diversity of locations, the ability of debtors to honor their contracts is not tied to any particular economic sector.

                               F&M BANCORPORATION

                                       57
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19 - SUBSEQUENT EVENT


On February 5, 1996, the Company acquired 100% of the outstanding shares of Monycor Bancshares, Inc., in exchange for 157,563 shares of Company stock by merger of Monycor Bancshares, Inc., into Merger. Monycor Bancshares, Inc. owned 98.4% of Monycor Bank of Superior. This acquisition will be accounted for using the pooling-of-interests method of accounting. Financial information presented in future reports will be restated to include Monycor Bancshares, Inc. and its subsidiary.

Pro forma unaudited results of operations, assuming the acquisition occurred on January 1, 1993, are as follows:


                                                       1995            1994             1993
--------------------------------------------------------------------------------------------
Net interest income (in thousands)                  $41,680         $38,248          $35,436
Net income (in thousands)                            11,709           8,126            8,497
Earnings per share                                     1.97            1.35             1.47



NOTE 20 - PENDING ACQUISITIONS

On January 11, 1996, the Company signed a Plan and Agreement of Merger and Reorganization to acquire Bradley State Bank in Tomahawk for approximately $6 million in cash. This transaction is subject to regulatory and stockholder approval. The transaction is expected to be completed in the second quarter of 1996.

On February 22, 1996, the Company signed a Plan and Agreement of Merger and Reorganization to acquire 100% of the outstanding shares of Community State Bank in Algoma in exchange for Company stock. This transaction is subject to regulatory and stockholder approval. The transaction is expected to be completed in the fourth quarter of 1996.

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments:

  Cash and cash equivalents - The carrying values approximate the fair value for these assets.

  Investment securities - Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
  Interest-bearing deposits in other financial institutions are included in this category.

  Loans - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's repayment schedules for each loan classification.

  The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and therefore discounts the estimated fair value.

  Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

  Deposit liabilities - The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW accounts, money market, and checking accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate reflects the credit quality and operating expense factors of the Company.

  Short-term and other borrowings - Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

                               F&M BANCORPORATION

                                       58
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


  Off-balance-sheet instruments - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since this amount is immaterial, no amounts for fair value are presented.

The following table presents information for financial instruments:


                                                  AT DECEMBER 31, 1995                          AT DECEMBER 31, 1994
                                            -----------------------------------------------------------------------------
                                                CARRYING         ESTIMATED                CARRYING              ESTIMATED
                                                  AMOUNT        FAIR VALUE                  AMOUNT             FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------
Financial assets:
 Cash and cash equivalents                  $ 59,005,046      $ 59,005,046            $ 40,193,434           $ 40,193,434
 Investment securities                       176,378,849       177,975,664             171,892,084            170,173,384
 Loans                                       680,022,665                               630,620,843
 Allowance for credit losses                  (8,602,625)                               (7,751,629)
-------------------------------------------------------------------------------------------------------------------------
        Net loans                            671,420,040       696,528,268             622,869,214            619,187,689
-------------------------------------------------------------------------------------------------------------------------
Total financial assets                      $906,803,935      $933,508,978            $834,954,732           $829,554,507
=========================================================================================================================
Financial liabilities:
 Deposits                                   $822,188,574      $823,616,918            $762,235,292           $749,539,643
 Short-term and other borrowings              23,027,378        23,135,846              26,212,718             26,212,718
-------------------------------------------------------------------------------------------------------------------------
Total financial liabilities                 $845,215,952      $846,752,764            $788,448,010           $775,752,361
=========================================================================================================================


Limitations - Fair value estimates are madc point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 22 - RECLASSIFICATIONS

Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 classifications.

                               F&M BANCORPORATION

                                       59
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23 - PARENT COMPANY ONLY FINANCIAL STATEMENTS


                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

ASSETS
                                                                        1995         1994
-----------------------------------------------------------------------------------------
Cash and cash equivalents                                        $ 2,764,419  $   814,244
Investment securities available for sale - Stated at fair value      210,000      531,375
Investment in subsidiaries                                        80,945,615   72,281,454
Loans                                                                232,000
Loans receivable from subsidiaries                                   300,000    1,500,000
Premises and equipment - Net                                       1,524,448    1,522,078
Other assets                                                         202,748      318,498
-----------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $86,179,230  $76,967,649
=========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Other borrowings                                                 $            $ 1,000,000
Accrued expenses                                                     287,396      397,310
-----------------------------------------------------------------------------------------
Total liabilities                                                    287,396    1,397,310
-----------------------------------------------------------------------------------------
Total stockholders' equity                                        85,891,834   75,570,339
-----------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $86,179,230  $76,967,649
=========================================================================================


                              STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                    1995             1994             1993
------------------------------------------------------------------------------------------
Income:
 Dividends received from subsidiaries         $6,225,255       $1,896,250       $2,445,723
 Interest and dividends                           57,248          374,026          192,390
 Data processing fees                          1,190,543          651,388          517,475
 Management and service fees                   1,850,964        1,568,032          426,162
------------------------------------------------------------------------------------------
         Total income                          9,324,010        4,489,696        3,581,750
------------------------------------------------------------------------------------------
Expenses:
 Salaries and benefits                         1,309,533        1,244,157        1,372,763
 Interest                                         17,655          359,295          440,978
 Other                                         1,891,972        1,677,849          769,892
------------------------------------------------------------------------------------------
         Total expenses                        3,219,160        3,281,301        2,583,633
------------------------------------------------------------------------------------------
Income before provision (credit) for income
 taxes and equity in undistributed net
 income of subsidiaries                        6,104,850        1,208,395          998,117
Provision (credit) for income taxes               21,500         (247,000)        (526,600)
------------------------------------------------------------------------------------------
Income before equity in undistributed
 net income of subsidiaries                    6,083,350        1,455,395        1,524,717
Equity in undistributed net income of
 subsidiaries                                  5,274,004        6,308,737        6,556,797
------------------------------------------------------------------------------------------
NET INCOME                                   $11,357,354       $7,764,132       $8,081,514
==========================================================================================

                               F&M BANCORPORATION

                                       60
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)


                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                      1995             1994              1993
-------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents:
   Cash flows from operating activities:
       Net income                                              $11,357,354      $ 7,764,132      $  8,081,514
-------------------------------------------------------------------------------------------------------------
       Adjustments to reconcile net income to net
        cash provided by operating activities:
           Gain on sale of investments available for sale           (5,156)
           Provision for depreciation and amortization             189,007          163,832           130,060
           Equity in undistributed net income of subsidiaries   (5,274,004)      (6,308,737)       (6,556,797)
           Loss on sale of premises and equipment                                    26,869
           Change in other assets                                   91,800          (33,227)          (14,293)
           Change in accrued expenses                             (142,740)         (11,714)           52,988
-------------------------------------------------------------------------------------------------------------
               Total adjustments                                (5,141,093)      (6,162,977)       (6,388,042)
-------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                     6,216,261        1,601,155         1,693,472
-------------------------------------------------------------------------------------------------------------
   Cash flows from investing activities:
       Capital contributed to subsidiary banks                    (250,000)
       Purchase of equity in subsidiary banks                      (23,009)                           (19,475)
       Payment for purchase of securities:
        Available for sale                                                         (417,312)
        Held for sale                                                                              (9,901,539)
       Proceeds from sales and maturities of
        investment securities available for sale                   423,081        9,797,477
       Net (increase) decrease in loans                            968,000         (720,000)          320,000
       Capital expenditures                                       (167,427)         (26,840)         (718,021)
       Proceeds from sale of premises and equipment                                  23,600
-------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities             950,645        8,656,925       (10,319,035)
-------------------------------------------------------------------------------------------------------------
   Cash flows from financing activities:
       Proceeds from issuance of common stock                                                      11,175,094
       Proceeds from exercise of stock options                     106,212           35,330
       Principal payments on other borrowings                   (1,000,000)      (7,250,000)       (2,500,000)
       Purchase of shares of treasury common stock                (845,625)        (110,000)
       Dividends paid                                           (3,477,318)      (2,298,775)       (1,219,640)
       Sale of shares of common stock to
        dividend reinvestment plan                                                                    234,765
-------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities          (5,216,731)      (9,623,445)        7,690,219
-------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             1,950,175          634,635          (935,344)
Cash and cash equivalents at beginning                             814,244          179,609         1,114,953
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end                               $ 2,764,419      $   814,244      $    179,609
=============================================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash received during the year for income taxes                 $ 4,858,774      $ 2,666,876      $  2,510,482
Cash paid during the year for:
   Interest                                                         49,752          360,090           448,076
   Income taxes                                                  5,108,147        2,372,978         1,942,957


                               F&M BANCORPORATION

                                       62
                                    ........
OFFICERS AND DIRECTORS
As of December 31, 1995

F&M BANCORPORATION, INC.                  F&M BANK--FENNIMORE                            F&M BANK--KIEL

                                          Officers
Officers                                  Douglas A. Martin                              Officers
Gail E. Janssen                           President & Chairman                           Gail E. Janssen
Chairman, President & CEO                                                                Chairman
                                          Martin J. Tollefson
Richard Grall                             Vice President                                 Audrey Mertens
Regional Vice President                                                                  President
Fox Valley Region                         Jack A. Petrick
                                          Assistant Vice President                       Charles M. Thiel
John W. Johnson                                                                          Senior Vice President/Ag Lender
Regional Vice President                   Marlene J. Patterson
Northeast Region                          Assistant Vice President                       Mildred V. Thielman
                                                                                         Loan Officer
Douglas A. Martin                         Pamela F. Kreul
Regional Vice President                   Cashier & Security Officer                     Rose Ann Werdeo
Southwest Region                                                                         Cashier
                                          Lou Ann Blackburn
Maynard A. Kunschke                       Assistant Vice President                       Mary K. Olm
Chief Financial Officer                                                                  Assistant Cashier
Secretary                                 Nancy Vogel
                                          Administrative Credit Officer                  Directors
Daniel E. Voet                                                                           Paul L. Berge, DVM
Vice President--Accounting                Directors                                      Gerald L. Chopp
Treasurer                                 Thomas G. Kenney                               Richard Grall
                                          James M. Larson                                Robert E. Hennings
Randall A. Haak                           Vern Lewison                                   Gail E. Janssen
Assistant Secretary                       Douglas A. Martin                              John I. Laun
                                          Richard Mudler                                 Jonathan P. Laun
Donna R. Habert                           Directors Emeritus                             Audrey Mertens
Vice President--Data Processing           Alice Sybil Koenecke                           Chris S. Roeck
                                          John N. Kramer                                 Charles M. Thiel
Janet M. Lakso
Vice President--Administration            F&M BANK--HILBERT                              F&M BANK--LAKELAND
                                          Offices--Hilbert/Potter/Forest Junction        Offices--Boulder Junction/Hazelhurst/
Bart Salazar                                                                             Manitowish Waters/Minocqua/Woodruff
Vice President--Investments               Officers
                                          Gail E. Janssen                                Officers
Linda K. Seefeldt                         Chairman                                       Gail E. Janssen
Vice President--Marketing                                                                Chairman
                                          Mark J. Hillegas
Peter H. Smaby                            President                                      David J. McDonald
Vice President--Credit Administration                                                    President
                                          Lyndoris I. Jandrey
Darlene M. Vanden Boogart                 Assistant Cashier                              Nancy Blask
Vice President--Audit                                                                    Executive Vice President &
                                          Marjorie A. Thiel                              Chief Financial Officer
Connie Verbruggen, SPHR                   Assistant Cashier
Vice President--Human Resources                                                          Margie Kain
                                          Janine Propson                                 Vice President & Secretary to the Board
Directors                                 Assistant Cashier
                                                                                         Gene Tesch
Otto L. Cox                               Jerry A. Jensen                                Vice President & Chief Lending Officer
President & CEO                           Credit Officer
Affinity Health System                                                                   Thomas A. Ward
                                          Michael J. Resch                               Vice President--Loans
Paul J. Hernke                            Credit Officer
Retired, Chief Executive Officer                                                         Peg Schuenemann
Hernke Foods, Inc.                        Directors                                      Assistant Vice President--Loans
                                          Richard Grall
Gail E. Janssen                           Mark J. Hillegas                               Nellie Herrmann
Chairman                                  Gail E. Janssen                                Assistant Vice President & Manager--
                                          Walter Keller                                  Manitowish Waters Office
F&M Bancorporation, Inc.                  Robert Mathes
John W. Johnson                           Joseph Pethan                                  Ruth Howard
Regional Vice President                   Dallas G. Schwalenberg                         Assistant Vice President--Account Services
Northeast Region                          Linus Vanderloop
                                                                                         Rose M. Hunter
Douglas A. Martin                         Directors Emeritus                             Mortgage Loan Underwriting Officer
Regional Vice President                   Victor Albers
Southwest Region                          Bernard Fassbender                             Michelle Mauzer
                                          Clyde Schley                                   Operations Officer
Duane G. Peppler                          Raymond E. Winarski
Director                                                                                 Judy Pearson
F&M Bank--Winnebago County                F&M BANK--KAUKAUNA                             Manager--Boulder Junction Office
                                          Offices--Kaukauna/Darboy/
L.S. Rice                                 Supermarket Bank                               Lynda Conner
Pharmacist                                                                               Manager--Hazelhurst Office
President--Rice Pharmacy, Inc.            Officers
                                          Gail E. Janssen                                Mary Linder
Robert C. Safford                         Chaiman                                        Manager--Minocqua Office
Real Estate Developer
R. E. Management, Inc.                    Robert F. Quasius                              Directors
                                          President                                      Gail E. Janssen
Glenn L. Schilling                                                                       David J. McDonald
Retired, Vice President                   James W. Natrop                                James G. Petersen
Thilmany Pulp & Paper Company             Senior Vice President                          Roger Pukall
                                                                                         Gary C. Rosholt
Joseph F. Walsh                           Alan D. Thiede                                 Don G. Wachholz
Retired, President                        Vice President
Hartjes-Walsh Insurance Management Inc.                                                  Directors Emeritus
                                          Rick L. Risberg                                Rudy Beller
F&M BANK--APPLETON                        Vice President                                 William Yeschek
Offices--3 in Appleton
                                          Mary L. Schaffer                               F&M BANK--LANCASTER
Officers                                  Vice President & Controller
Gail E. Janssen                                                                          Officers
Chairman                                  Dennis Miller                                  Douglas A. Martin
                                          Assistant Vice President                       Chairman
Richard Grall
President                                 Brent J. Walbrun                               Will S. Johnson
                                          Assistant Vice President                       President & Trust Officer
Anthony T. Busch
Vice President                            Directors                                      Patrick C. Friar
                                          Richard Grall                                  Senior Vice President
Otto Cox                                  Thomas Gustman
Vice President                            Gail E. Janssen                                Carol M. Schwartz
                                          Bob Quasius                                    Vice President,
William Kahl                              Glenn L. Schilling                             Cashier & Assistant Trust Officer
Assistant Vice President                  Donald Swetz
                                          Joseph F. Walsh                                Karen L. Eveland
David Baker                               M. L. Wians                                    Vice President--Loans & Compliance Officer
Assistant Vice President
                                          Directors Emeritus                             Marcia Foley
Kellyn Wilson                             Gene Haen                                      Personal Banking Officer--Loans
Assistant Vice President                  David I. Hartjes
                                          Joseph Van De Loo                              Karen L. Benson
Joan Anger                                                                               Assistant Vice President
Operations Officer                                                                       &Security Officer

Directors                                                                                Sandy Wiest
Otto Cox                                                                                 Personal Banking Officer
Richard Grall
Paul J. Hoffman
Gail E. Janssen

                               F&M BANCORPORATION

                                       63
                                    .........

OFFICERS AND DIRECTORS
As of December 31, 1995

Directors                                      Directors                                        James E. Shie
Everett Gillilan                               Francis Boyle                                    Assistant Vice President &Manager--
Will S. Johnson                                William E. Burmeister                            Redgranite Office
Douglas A. Martin                              David Gustman
William J. Murray                              Gail E. Janssen                                  Duane N. Stelter
William J. Seipp                               John Johnson                                     Assistant Vice President &Manager--
John D. Walker                                 Robert Karcz                                     Wild Rose Office
                                               Ben Laird
Director Emeritus                              Douglas LaViolette                               Douglas J. Eskritt
Jules F. Brown                                 Stephen N. Peplinski                             Assistant Vice President &Manager--
                                                                                                Plainfield Office
F&M BANK--NEW LONDON                           F&M BANK--PORTAGE COUNTY
                                               Offices--Amherst Junction/Custer/Stevens Point   Johnathan C. Zabrowski
Officers                                                                                        Assistant Vice President &Manager--
Gail E. Janssen                                Officers                                         Lakes Office
Chairman                                       Gail E. Janssen
                                               Chairman                                         Linda L. Russell
David L. Koth                                                                                   Assistant Cashier--Loan Officer
President                                      Terry Anderson
                                               President                                        Kevin K. Kawleski
Beverly J. Carter                                                                               Assistant Cashier
Assistant Vice President                       Barbara E. Konkol
                                               Vice President & Cashier                         Susan C. Kramer
Thomas A. Reil                                                                                  Assistant Cashier
Vice President & Cashier                       LaVerne H. Slais
                                               Vice President                                   Marilyn A. Brandt
Bobbye Allen                                                                                    Assistant Cashier
Assistant Cashier                              Nick S. Trzebiatowski
                                               Vice President & Senior Loan Officer             Sally J. Dutcher
Cindy Berkhahn                                                                                  Assistant Cashier
Loan Officer                                   William J. Wallner
                                               Vice President                                   Kitty F. Davies
Directors                                                                                       Assistant Cashier
Richard Grall                                  Elizabeth A. Koshnick
Ivan Gruetzmacher                              Assistant Vice President                         Jaclyn R. Lemke
David L. Koth                                                                                   Assistant Cashier
Gail E. Janssen                                Lyndel P. Soik
Harold Rieckman                                Assistant Vice President                         Jean A. Maple
Roger Steingraber                                                                               Assistant Cashier
                                               Terri M. Suski
Director Emeritus                              Assistant Vice President &                       Directors
Orville Johnson                                Operations Officer                               William N. Belter
                                               Janet Brilowski                                  Peder H. Culver
F&M BANK--NORTHEAST                            Assistant Cashier                                Gail E. Janssen
Offices--Green Bay/Lena/Marinette/                                                              Ray D. Piehl
Oconto/Pulaski/Sobieski/Suamico/               Karen L. Schanock                                Rodney Radloff
Suring/Townsend                                Marketing Officer                                David H. Stelter
                                                                                                Norbert B. Walejko
Officers                                       Directors                                        George C. Zettelmeier
Gail E. Janssen                                Terry Anderson
Chairman                                       Dr. Richard P. Boyer                             F&M BANK--WINNEBAGO COUNTY
                                               Jerome Bushman                                   Offices--Omro/Oshkosh/Winneconne
John Johnson                                   Helen R. Godfrey
President                                      Gail E. Janssen                                  Officers
                                               Barbara E. Konkol                                Gail E. Janssen
Robert Jossie                                  John Migas                                       Chairman
Senior Vice President,                         Alfred C. Noel
Chief Operations Officer &Cashier              Ronald T. Skrenes                                Tim C. Huth
                                               LaVerne H. Slais                                 President
Jerry Lackey                                   Donald Wolding                                   Lawrence J. Schuster
Senior Vice President & Office Manager         Louis E. Wysocki                                 Vice President & Cashier

Thomas Lynn                                    Directors Emeritus                               Mark D. Troudt
Senior Vice President & Office Manager         Edith D. Kraus                                   Vice President
                                               Leonard Kruzitski
Sam McMahon                                    John E. Roberts                                  Kenneth W. Tritt
Senior Vice President & Office Manager         John Walkowicz                                   Vice President & Manager of
                                                                                                Winneconne Office
Richard Zonick                                 F&M BANK--POTOSI
Senior Vice President & Office Manager         Offices--Potosi/Dickeyville                      Lynn M. McBrair
                                                                                                Assistant Vice President & Manager
Greg Goetzman                                  Officers                                         of Oshkosh Office
Vice President, Office Manager &Loan Officer   Douglas A. Martin
                                               Chairman                                         Doris M. Wright
Jed Keller                                                                                      Assistant Vice President
Vice President &Commercial Loan Officer        Neil C. Pier
                                               President                                        Michael J. Freund
Sheila LaPlante                                                                                 Assistant Vice President
Vice President &Controller                     LuAnn D. Fecht
                                               Executive Vice President & Cashier               Sue H. Simson
Tari Novinska                                                                                   Assistant Cashier
Vice President, Human Resources Officer &      Steven R. Trumble
Education Officer                              Ag & Commercial Loan Officer                     Susan K. Bohlssen
                                                                                                Assistant Cashier
James Olson                                    Karen M. Meyer
Vice President &Loan Officer                   Credit Services Officer & Office Supervisor      Michael H. Dunbar
                                                                                                Loan Officer
John Olson                                     Directors
Vice President &Ag Loan Officer                John J. Brunner                                  Directors
                                               Douglas A. Martin                                Robert A. Beiser
Rick Ripley                                    Neil C. Pier                                     John L. Freund
Vice President &Loan Officer                   Guy P. Richard                                   Tim C. Huth
                                               Michael D. Walsh                                 Gail E. Janssen
Linda Bednarik                                 Directors Emeritus                               Duane G. Peppler
Office Manager, Loan Officer,                  Security     William L. Reinecke                 Ronald L. Wissink
Officer & CRA Officer                          Cyril L. Schaefer
                                                                                                Directors Emeritus
Mary Jo Denis                                  F&M BANK--WAUSHARA COUNTY                        Roy J. Plansky
Office Manager & Loan Officer                  Offices--Lakes/Plainfield/Redgranite/Wautoma/    Leonard S. Rice
                                                                                                Arthur J. Sullivan
Andrew School                                  Wild Rose
Office Manager &Loan Officer                   Officers

Pat Mroczkowski                                Gail E. Janssen
Marketing Officer                              Chairman

Dave Retlick                                   Ray D. Piehl
Compliance Officer, Loan Review Officer        President
&Bank Secrecy Officer
                                               Alan L. Walters
Marty Carpenter                                Vice President
Loan Officer
                                               Randall L. Behringer
Suzanne Johanski                               Cashier & Assistant Vice President
Loan Officer
                                               Edward A. Schroeder
Deb Stachura                                   Assistant Vice President
Loan Officer


                               F&M BANCORPORATION

                                       63
                                    ........

F&M BANK LOCATIONS

F&M BANK--APPLETON              F&M BANK--LAKELAND                      OCONTO                      F&M BANK--WAUSHARA COUNTY
1935 East Calumet Street        Hwy. 51 & Townline Road                 1035 Main Street            123 East Main Street
Appleton, WI 54915              Woodruff, WI 54568                      Oconto, WI 54153            Wautoma, WI 54982
414/739-3202                    715/356-3214                            414/834-2323                414/787-3351

 APPLETON DOWNTOWN               BOULDER JUNCTION                       SOBIESKI                     PLAINFIELD
 103 West College Avenue         Main Street                            1301 Financial Way           75 West North Street
 Appleton, WI 54911              Boulder Junction, WI 54512             Sobieski, WI 54171           Plainfield, WI #54966
 414/730-4660                    715/385-2200                           414/826-7611                 715/335-6352
                                                                        414/822-8020
 APPLETON WEST SIDE              HAZELHURST                                                          REDGRANITE
 333 Nicolet Road                Hwy. 51 South                          SUAMICO                      250 Bannerman Avenue
 Appleton, WI 54914              Hazelhurst, WI 54531                   1721 School Lane             Redgranite, WI 54970
 414/730-4670                    715/356-6520                           Suamico, WI 54173            414/566-2337
                                                                        414/434-3771
F&M BANK--FENNIMORE              MANITOWISH WATERS                                                   WAUTOMA LAKES
1275 10th Street                 Main Street                            SURING                       Hwy. 21 & 73 East
Fennimore, WI 53809              Manitowish Waters, WI 54545            725 East Main Street         Wautoma,WI 54982
608/822-3248                     715/543-8302                           Suring, WI 54174             414/787-7870
                                                                        414/842-2131
F&M BANK--HILBERT                MINOCQUA                                                            WILD ROSE
69 South 8th Street              575 Hwy. 51                            TOWNSEND                     460 Main Street
Hilbert, WI 54129                Minocqua, WI 54548                     17953 Hwy. 32                Wild Rose, WI 54984
414/853-3551                     715/356-1444                           Townsend, WI 54175           414/622-3264
                                                                        715/276-2265
 FOREST JUNCTION                F&M BANK--LANCASTER                                                 F&M BANK--WINNEBAGO COUNTY
 Hwy. 10                        302 South Madison                      F&M BANK--PORTAGE COUNTY     124 East Main Street
 Forest Junction, WI 54123      Lancaster, WI 53813                    31 Park Ridge Drive          Omro, WI 54963
 414/989-1707                   608/723-2191                           Stevens Point, WI 54481      414/685-2771
                                                                       715/341-6691
 POTTER                         F&M BANK--NEW LONDON                                                 OSHKOSH
 202 Central Street             401 North Water Street                  AMHERST JUNCTION             2101 West 9th Avenue
 Potter, WI 54160               New London, WI 54961                    3980 Second Street           Oshkosh, WI 54903
 414/853-3571                   414/982-4410                            Amherst Junction, WI 54407   414/426-3000
                                                                        715/824-3250
F&M BANK--KAUKAUNA              F&M BANK--NORTHEAST                                                  WINNECONNE
Fourth Street Plaza             160 East Pulaski                        CUSTER                       124 West Main Street
Kaukauna, WI 54130              Pulaski, WI 54162                       Hwy. 10 & J                  Winneconne, WI 54986
414/766-8160                    414/822-3225                            Custer, WI 54423             414/582-4351
                                                                        715/592-4119
 DARBOY                          GREEN BAY                                                          1996 NEW LOCATIONS
 Corner of KK & N                1601 South Webster Avenue             F&M BANK--POTOSI
 Darboy, WI 54915                Green Bay, WI 54301                   102 South Main Street        BRADLEY BANK
 414/739-9797                    414/436-1601                          Potosi, WI 53820             227 West Wisconsin Avenue
                                                                       608/763-2211                 Tomahawk, WI 54487
 SUPERMARKET BANK                LENA                                                               715/453-2112
 2400 Crooks Avenue              301 West Main Street                   DICKEYVILLE
 Kaukauna, WI 54130              Lena, WI 54139                         100 Rosalyn Avenue          COMMUNITY STATE BANK
 414/766-8176                    414/829-5281                           Dickeyville, WI 53808       208 Steele Street
                                                                        608/568-7557                Algoma, WI 54201
F&M BANK--KIEL                   MARINETTE                                                          414/487-5261
514 Fremont Street               1740 Stephenson Street
Kiel, WI 53042                   Marinette, WI 54143                                                 216 West Main Street
414/894-2257                     715/732-7828                                                        Forestville, WI 54213
                                                                                                     414/856-6218
                                 MARINETTE
                                 2201 Roosevelt Road                                                MONYCOR BANK
                                 Marinette, WI 54143                                                1612 Belknap Street
                                 715/732-7838                                                       Superior, WI 54880
                                                                                                    715/392-8202


[F&M LOGO]

CORPORATE OFFICE                    1996 DIVIDEND DATES                           DIVIDEND REINVESTMENT PLAN

F&M Bancorporation, Inc.            The Board of Directors for F&M                Shareholders may acquire additional shares
One Bank Avenue, PO Box 410         Bancorporation has adopted the                of F&M Bancorporation stock.
Kaukauna, WI 54130-0410             following dividend record and                 Information about this plan may be obtained
414/766-1717 u e-mail:              payment dates for 1996:                       from Firstar Trust Company or F&M
FMBK@aol.com                                                                      Bancorporation.



STOCK TRANSFER AGENT                RECORD DATE        PAYMENT DATE               FINANCIAL INFORMATION

Firstar Trust Company               February 16        March 1                    Shareholders, analysts, or potential investors
Corporate Trust Services            May 17             June 1                     desiring a copy of the Annual Report on
615 East Michigan Street,           August 16          September 1                Form 10-K of F&M Bancorporation, Inc., as filed
PO Box 2077                         November 18        December 1                 with the Securities and Exchange Commission,
Milwaukee, WI 53201-2077                                                          may make their requests to Janet M. Lakso,
414/276-3737 or 800/637-7549                                                      Corporate Secretary, at the address of the
                                                                                  Corporate office.


[F&M BANCORPORATION, INC.]